$175,000,000


                   REVOLVING CREDIT AGREEMENT


                             among


               FRONTIER OIL AND REFINING COMPANY,
                          as Borrower


                              and


                    THE LENDERS NAMED HEREIN


                              and


                UNION BANK OF CALIFORNIA, N.A.,
 as Administrative Agent, Documentation Agent and Lead Arranger


                              and


                            PARIBAS,
             as Syndication Agent and Lead Arranger




                       November 16, 1999

                       Table of Contents
                                                                   Page
ARTICLE 1. INTERPRETATION AND DEFINITIONS. . . . . . . . . . . . . . 1
     Section 1.1  Definitions . . . . . . . . . . . . . . . . . . . .1
     Section 1.2  Accounting Terms. . . . . . . . . . . . . . . . . 20
     Section 1.3  Interpretation. . . . . . . . . . . . . . . . . . 20

ARTICLE 2. COMMITMENTS . . . . . . . . . . . . . . . . . . . . . . .20
     Section 2.1  Commitments.. . . . . . . . . . . . . . . . . . . 20
     Section 2.2  Fees. . . . . . . . . . . . . . . . . . . . . . . 21
     Section 2.3  Mandatory Prepayment of Advances and Pledge
                   of Cash Collateral . . . . . . . . . . . . . . . 21
     Section 2.4  Making Advances . . . . . . . . . . . . . . . . . 21
     Section 2.5  Repayment . . . . . . . . . . . . . . . . . . . . 23
     Section 2.6  Interest. . . . . . . . . . . . . . . . . . . . . 23
     Section 2.7  Prepayments . . . . . . . . . . . . . . . . . . . 24
     Section 2.8  Voluntary Conversion of Advances. . . . . . . . . 24
     Section 2.9  Issuance of Letters of Credit . . . . . . . . . . 25
     Section 2.10 Drawing and Reimbursement . . . . . . . . . . . . 25
     Section 2.11 Obligations Absolute. . . . . . . . . . . . . . . 26
     Section 2.12 Letter of Credit Fees and Charges . . . . . . . . 26
     Section 2.13 Limits of Liability of Agent and Lenders. . . . . 27
     Section 2.14 Payments. . . . . . . . . . . . . . . . . . . . . 27
     Section 2.15 Computation of Interest and Fees. . . . . . . . . 28
     Section 2.16 Payments on Non-Business Days . . . . . . . . . . 28
     Section 2.17 Sharing of Payments, Etc. . . . . . . . . . . . . 28
     Section 2.18 Evidence of Debt. . . . . . . . . . . . . . . . . 29

ARTICLE 3. YIELD PROTECTION. . . . . . . . . . . . . . . . . . . . .29
     Section 3.1  Increased LIBOR Advance Costs . . . . . . . . . . 29
     Section 3.2  Illegality. . . . . . . . . . . . . . . . . . . . 29
     Section 3.3  Inadequacy of LIBOR . . . . . . . . . . . . . . . 30
     Section 3.4  Increased Letter of Credit Costs. . . . . . . . . 30
     Section 3.5  Capital Adequacy. . . . . . . . . . . . . . . . . 30
     Section 3.6  Funding Losses. . . . . . . . . . . . . . . . . . 31
     Section 3.7  Substitution of Lender. . . . . . . . . . . . . . 31

ARTICLE 4. CONDITIONS OF LENDING . . . . . . . . . . . . . . . . . .31
     Section 4.1  Initial Advance or Letter of Credit . . . . . . . 31
     Section 4.2  Advances. . . . . . . . . . . . . . . . . . . . . 34
     Section 4.3  Letters of Credit . . . . . . . . . . . . . . . . 35

ARTICLE 5. REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . .36
     Section 5.1  Corporate Existence and Power . . . . . . . . . . 36
     Section 5.2  Authorization . . . . . . . . . . . . . . . . . . 36
     Section 5.3  Governmental Action . . . . . . . . . . . . . . . 37
     Section 5.4  Binding Effect. . . . . . . . . . . . . . . . . . 37

     Section 5.5  Other Information . . . . . . . . . . . . . . . . 37
     Section 5.6  Litigation. . . . . . . . . . . . . . . . . . . . 37
     Section 5.7  Subsidiaries. . . . . . . . . . . . . . . . . . . 37
     Section 5.8  Trademarks, Etc.. . . . . . . . . . . . . . . . . 37
     Section 5.9  Fire, Etc.. . . . . . . . . . . . . . . . . . . . 37
     Section 5.10 Burdensome Agreements . . . . . . . . . . . . . . 37
     Section 5.11 Taxes . . . . . . . . . . . . . . . . . . . . . . 38
     Section 5.12 Title to Properties . . . . . . . . . . . . . . . 38
     Section 5.13 Ownership . . . . . . . . . . . . . . . . . . . . 38

ARTICLE 6. COVENANTS . . . . . . . . . . . . . . . . . . . . . . . .38
     Section 6.1  Information . . . . . . . . . . . . . . . . . . . 38
     Section 6.2  Audits. . . . . . . . . . . . . . . . . . . . . . 39
     Section 6.3  Returns and Allowances. . . . . . . . . . . . . . 40
     Section 6.4  Other Covenants . . . . . . . . . . . . . . . . . 40
     Section 6.5  Performance of Material Contracts . . . . . . . . 40
     Section 6.6  Cleanup Period. . . . . . . . . . . . . . . . . . 40
     Section 6.7  Dividends, Etc. . . . . . . . . . . . . . . . . . 40
     Section 6.8  Use of Advances and Letters of Credit . . . . . . 41
     Section 6.9  Amendment, Etc. of Material Contracts . . . . . . 41

ARTICLE 7. EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . . . .41
     Section 7.1  Events of Default . . . . . . . . . . . . . . . . 41

ARTICLE 8. THE AGENT . . . . . . . . . . . . . . . . . . . . . . . .43
     Section 8.1  Authorization and Action. . . . . . . . . . . . . 43
     Section 8.2  Agent's Reliance, Etc.. . . . . . . . . . . . . . 43
     Section 8.3  UBOC and Affiliates . . . . . . . . . . . . . . . 44
     Section 8.4  Lender Credit Decision. . . . . . . . . . . . . . 44
     Section 8.5  Indemnification . . . . . . . . . . . . . . . . . 44
     Section 8.6  Successor Agent . . . . . . . . . . . . . . . . . 44
     Section 8.7  Agent as Collateral Holder. . . . . . . . . . . . 45

ARTICLE 9. MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . .46
     Section 9.1  Amendments, Etc.. . . . . . . . . . . . . . . . . 46
     Section 9.2  Notices, Etc. . . . . . . . . . . . . . . . . . . 46
     Section 9.3  No Waiver; Remedies . . . . . . . . . . . . . . . 46
     Section 9.4  Costs and Expenses. . . . . . . . . . . . . . . . 47
     Section 9.5  Indemnification . . . . . . . . . . . . . . . . . 47
     Section 9.6  Right of Setoff . . . . . . . . . . . . . . . . . 48
     Section 9.7  Binding Effect. . . . . . . . . . . . . . . . . . 48
     Section 9.8  Assignments and Participations. . . . . . . . . . 48
     Section 9.9  Governing Law . . . . . . . . . . . . . . . . . . 50
     Section 9.10 Headings. . . . . . . . . . . . . . . . . . . . . 50
     Section 9.11 Execution in Counterparts . . . . . . . . . . . . 50
     Section 9.12 Alternative Dispute Resolution. . . . . . . . . . 51

Schedule 1:    Letter of Credit Banks for Eligible Accounts
Schedule 2:    Approved Account Debtors
Schedule 3:    Methods of Calculation of Fair-Market Value of Inventory


Exhibit A:     Revolving Note
Exhibit B:     Security Agreement
Exhibit C:     Teletransmission Agreement
Exhibit D:     Guaranty
Exhibit E:     Stock Pledge Agreement
Exhibit F:     Clawback Agreement
Exhibit G:     Application and Agreement for Irrevocable Standby
                Letter of Credit
Exhibit H:     Borrowing Base Certificate
Exhibit I:     Assignment and Acceptance
Exhibit J:     Notice of Borrowing
Exhibit K:     Notice of Conversion/Continuation

                   REVOLVING CREDIT AGREEMENT



   This Agreement, dated as of November 16, 1999, is entered into by (1) FRONTIER OIL AND REFINING COMPANY, a Delaware corporation (the "Borrower"), (2) the financial institutions listed on the signature pages hereof and each other financial institution that becomes a party hereto pursuant to Section 9.8 (collectively the "Lenders"), (3) UNION BANK OF CALIFORNIA, N.A., a national banking association, as Administrative Agent (in such capacity, the "Agent"), Documentation Agent and Lead Arranger, and (4) PARIBAS, a French banking corporation, as Syndication Agent and Lead Arranger.


                           ARTICLE 1.
                 INTERPRETATION AND DEFINITIONS

   Section 1.1 Definitions. The terms set forth below, as used herein, shall have the respective meanings set forth below.

   "Accounts" means the unpaid portion of the obligations to the Borrower of customers of the Borrower to pay for (a) goods sold and shipped (net of commissions to agents) or (b) services rendered to Conoco Inc. pursuant to the Resid Processing Agreement. Such obligations shall be deemed to have been paid when the payment therefor clears the Lockbox Account or, in the case of certain wire transfers, the Concentration Account (as defined in the Security Agreement).

   "Acquisition Agreement" means the Asset Purchase and Sale Agreement dated as of October 19, 1999 among Equilon, FEDRC and FOC.

   "Advances" has the meaning set forth in Section 2.1.

   "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 10% or more of the equity interests having ordinary voting power for the election of directors of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of equity interests, by contract or otherwise.

   "Applicable Base Rate Margin" means the applicable interest-rate margin determined pursuant to the table set forth below, in accordance with the Pricing Level in effect from time to time.

      Pricing Level                Margin
      ---------------              ---------------
      Pricing Level 1              1.50% per annum
      Pricing Level 2              1.75% per annum
      Pricing Level 3              2.00% per annum
      Pricing Level 4              2.25% per annum

Notwithstanding the foregoing, (a) if the exclusion of Investible Cash from the calculation done at any time to determine the effective Pricing Level would cause the effective Pricing Level to be more than one Pricing Level less favorable for the Borrower than the Pricing Level determined by the inclusion of Investible Cash in such calculation, then the effective Pricing Level shall be the Pricing Level that is only one Pricing Level more favorable for the Borrower than the Pricing Level determined by the exclusion of Investible Cash from such calculation, and (b) during the period from and including the Closing Date to but excluding the first anniversary thereof, the Applicable Base Rate Margin shall be that specified for Pricing Level 3 unless Pricing Level 4 would otherwise be in effect, in which case that specified for Pricing Level 4.

   "Applicable Commitment Fee Rate" means the applicable rate determined pursuant to the table set forth below, in accordance with the Pricing Level in effect from time to time.

     Pricing Level                Rate
     ---------------              ----------------
     Pricing Level 1              0.375% per annum
     Pricing Level 2              0.375% per annum
     Pricing Level 3              0.500% per annum
     Pricing Level 4              0.500% per annum

Notwithstanding the foregoing, (a) if the exclusion of Investible Cash from the calculation done at any time to determine the effective Pricing Level would cause the effective Pricing Level to be more than one Pricing Level less favorable for the Borrower than the Pricing Level determined by the inclusion of Investible Cash in such calculation, then the effective Pricing Level shall be the Pricing Level that is only one Pricing Level more favorable for the Borrower than the Pricing Level determined by the exclusion of Investible Cash from such calculation, and (b) during the period from and including the Closing Date to but excluding the first anniversary thereof, the Applicable Commitment Fee Rate shall be that specified for Pricing Level 3 unless Pricing Level 4 would otherwise be in effect, in which case that specified for Pricing Level 4.

   "Applicable LIBOR Margin" means the applicable interest-rate margin determined pursuant to the table set forth below, in accordance with the Pricing Level in effect from time to time.

     Pricing Level                Margin
     ---------------              ---------------
     Pricing Level 1              1.50% per annum
     Pricing Level 2              1.75% per annum
     Pricing Level 3              2.00% per annum
     Pricing Level 4              2.25% per annum

Notwithstanding the foregoing, (a) if the exclusion of Investible Cash from the calculation done at any time to determine the effective Pricing Level would cause the effective Pricing Level to be more than one Pricing Level less favorable for the Borrower than the Pricing Level determined by the inclusion of Investible Cash in such calculation, then the effective Pricing Level shall be the Pricing Level that is only one Pricing Level more favorable for the Borrower than the Pricing Level determined by the exclusion of Investible Cash from such calculation, and (b) during the period from and including the Closing Date to but excluding the first anniversary thereof, the Applicable LIBOR Margin shall be that specified for Pricing Level 3 unless Pricing Level 4 would otherwise be in effect, in which case that specified for Pricing Level 4.

   "Applicable LOC Fee Rate" means the applicable rate determined pursuant to the table set forth below, in accordance with the Pricing Level in effect from time to time.

     Pricing Level                Rate
     ---------------              ----------------
     Pricing Level 1              1.125% per annum
     Pricing Level 2              1.375% per annum
     Pricing Level 3              1.625% per annum
     Pricing Level 4              1.875% per annum

Notwithstanding the foregoing, (a) if the exclusion of Investible Cash from the calculation done at any time to determine the effective Pricing Level would cause the effective Pricing Level to be more than one Pricing Level less favorable for the Borrower than the Pricing Level determined by the inclusion of Investible Cash in such calculation, then the effective Pricing Level shall be the Pricing Level that is only one Pricing Level more favorable for the Borrower than the Pricing Level determined by the exclusion of Investible Cash from such calculation, and (b) during the period from and including the Closing Date to but excluding the first anniversary thereof, the Applicable LOC Fee Rate shall be that specified for Pricing Level 3 unless Pricing Level 4 would otherwise be in effect, in which case that specified for Pricing Level 4.

   "Applicable Reference Rate Margin" means the applicable interest-rate margin determined pursuant to the table set forth below, in accordance with the Pricing Level in effect from time to time.

     Pricing Level                Margin
     ---------------              ---------------
     Pricing Level 1              0.25% per annum
     Pricing Level 2              0.50% per annum
     Pricing Level 3              0.75% per annum
     Pricing Level 4              1.00% per annum

Notwithstanding the foregoing, (a) if the exclusion of Investible Cash from the calculation done at any time to determine the effective Pricing Level would cause the effective Pricing Level to be more than one Pricing Level less favorable for the Borrower than the Pricing Level determined by the inclusion of Investible Cash in such calculation, then the effective Pricing Level shall be the Pricing Level that is only one Pricing Level more favorable for the Borrower than the Pricing Level determined by the exclusion of Investible Cash from such calculation, and (b) during the period from and including the Closing Date to but excluding the first anniversary thereof, the Applicable Reference Rate Margin shall be that specified for Pricing Level 3 unless Pricing Level 4 would otherwise be in effect, in which case that specified for Pricing Level 4.

   "Assignment and Acceptance" means an Assignment and Acceptance substantially in the form of Exhibit I.

   "Authorized Officer" means, with respect to any action, an officer of the Borrower authorized to take such action pursuant to resolutions of the Borrower delivered to the Agent from time to time.

   "Base Rate" means, for any Interest Period for each Base Rate Advance that is part of the same Borrowing, the rate of interest per annum equal to the sum of
(a) the Term Federal Funds Rate for such Interest Period plus (b) 0.5% per annum.

   "Base Rate Advance" means, at any time, any Advance that bears interest as provided in Section 2.6(a)(iii).

   "Borrowing" means a borrowing by the Borrower consisting of Advances of the same Type made by the Lenders on the same day.

   "Borrowing Base" means, at any time of determination, the difference between
(a) the sum of:

      (i) 95% of the amount of Eligible Accounts backed by letters of credit issued by banks listed on Schedule 1, but only to the extent, with respect to any such bank, that the aggregate face amount of all letters of credit backing Eligible Accounts issued by such bank that are outstanding at any time does not exceed the applicable amount set forth for such bank on Schedule 1 (provided, however, that the Agent reserves the right in its sole discretion to make exceptions to the foregoing by notification of the same to the Borrower in writing);

      (ii) 90% of the amount of Eligible Accounts receivable from approved account debtors listed from time to time on Schedule 2 or as to which the Majority Lenders through the Agent have otherwise given their prior written approval, which listing or approval may be withdrawn at any time by the Majority Lenders through the Agent by written notification to the Borrower (such Eligible Accounts to include those receivable from account debtors that are Governmental Persons that have complied with the granting and perfection provisions of the federal Assignment of Claims Act of 1940);

      (iii) 85% of Eligible Accounts that do not fall within clause (i) or (ii) above (provided, however, that the aggregate amount of Eligible Accounts consisting of Accounts receivable from Conoco Inc. for the rendering of services pursuant to the Resid Processing Agreement, before making the calculations set forth in clauses (i) and (ii) above and in this clause (iii) for the purpose of determining the aggregate amount of Eligible Accounts to be included in the Borrowing Base, shall not exceed $600,000);

      (iv) 80% of positive Eligible Exchange Balances (provided, however, that the aggregate amount of Eligible Exchange Balances, before making the calculation set forth in this clause (iv) for the purpose of determining the aggregate amount of Eligible Exchange Balances to be included in the Borrowing Base Certificate, shall not exceed $8,500,000);

      (v) 70% of Eligible Inventory (subject to the proviso in clause (vi) below); and

      (vi) 70% of Eligible Prepaid Crude Purchases (provided, however, that (A) the aggregate amount of Eligible Prepaid Crude Purchases, before making the calculation described in this clause (vi) for the purpose of determining the aggregate amount of Eligible Prepaid Crude Purchases to be included in the Borrowing Base, shall not exceed $18,000,000 and (B) the aggregate amount of Eligible Inventory and Eligible Prepaid Crude Purchases, before making the calculations described in clause (v) above and in this clause (vi) for the purpose of determining the aggregate amount of Eligible Inventory and Eligible Prepaid Crude Purchases to be included in the Borrowing Base, shall not exceed $125,000,000);

minus (b) the amount, if any, by which the aggregate amount charged for federal excise taxes on motor fuels that is included in the sum of the amounts determined pursuant to clauses (a)(i), (ii) and (iii) above exceeds the lesser of (i) $3,000,000 and (ii) 5% of such sum.

   "Borrowing Base Certificate" means a certificate of the Borrower, together with attached schedules, substantially in the form of Exhibit H.

   "Business Day" means a day of the year on which banks are not required or authorized to close in Los Angeles and, if the applicable Business Day relates to any LIBOR Advances, on which dealings are carried on in the London interbank market.

   "Calculation Period" means, for purposes of calculating any financial measure with respect to FOC and its Subsidiaries, any period of four successive fiscal quarters of FOC ending on the last day of a fiscal quarter of FOC.

   "Capitalized Leases" has the meaning set forth in clause (e) of the definition of Debt in this Section 1.1.

   "Cash Equivalents" means investments having a maturity of not greater than 3 months from the date of acquisition thereof in (a) obligations issued or unconditionally guaranteed by the United States of America or any agency thereof, (b) certificates of deposit of any commercial bank organized under the laws of the United States of America or any state thereof and having combined capital and surplus of at least $1 billion, (c) commercial paper with a rating of at least Prime-1 by Moody's Investors Service, Inc. or A-1 by Standard & Poor's Ratings Group or (d) other investments agreed to from time to time between the Borrower and the Agent.

   "Cheyenne Refinery" means FRI's crude oil refinery in Cheyenne, Wyoming.

   "Claim" means any claim, cause of action, action, dispute or controversy between any of the Credit Parties, on the one hand, and the Agent and/or the Lenders, on the other hand, whether sounding in contract, tort or otherwise, that arises out of or relates to (a) any of the Credit Documents, (b) any negotiations or communications relating to any of the Credit Documents, whether or not incorporated into the Credit Documents or any indebtedness evidenced thereby, or (c) any alleged agreements, promises, representations or transactions in connection with any of the foregoing.

   "Clawback Agreement" means the Clawback Agreement executed by FOC in favor of the Agent substantially in the form of Exhibit F.

   "Closing Date" means the date on which the first Advance is made, or Letter of Credit is issued, pursuant to this Agreement.

   "Cogen Lease" means the Sub-Sublease Agreement (Cogeneration Facility) dated as of October 19, 1999 between FEDRC and Equilon.

   "Collateral" means, collectively, (a) the "Collateral" as defined in the Security Agreement and (b) the "Collateral" as defined in the Stock Pledge Agreement.

   "Commercial Finance Audit" means an audit of the Borrower's books, records and accounting procedures conducted by the Agent.

   "Commitment" has the meaning set forth in Section 2.1.

   "Commitment Termination Date" means November 16, 2002; provided, however, that, upon (a) written request by the Borrower not later than the date that is 1 year before the Commitment Termination Date in effect from time to time and (b) written notice of extension of the Commitment Termination Date by the Agent to the Borrower, the Commitment Termination Date may be extended from time to time by the Agent and the Lenders, in their sole and absolute discretion, for up to an additional year.

   "Convert," "Conversion" and "Converted" each refer to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.8, 3.2 or 3.3.

   "Credit Documents" means this Agreement, the Notes, the Security Agreement, the Teletransmission Agreement, the Guaranty, the Stock Pledge Agreement, the Clawback Agreement, any Letter of Credit Requests that are executed by the Borrower from time to time, any Assignments and Acceptances that are executed from time to time, the FOC Demand Note, any "Term Notes" (as defined in the Security Agreement) that are executed by FOC from time to time, the Fee Letters and the Letters of Credit.

   "Credit Parties" means the Borrower, FOC, FHI, FRMI, FRI, FEDRC and FPI.

   "Crude Supply Agreement" means the Foreign Crude Supply Agreement, ETCo Contract No. CSI56116, dated October 19, 1999 between the Borrower and Equiva.

   "Debt" of any Person means, at any date without duplication, (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding normal trade payables not overdue that are incurred in the ordinary course of such Person's business); (d) all indebtedness created or arising under any conditional-sale or other title-retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of a default are limited to repossession or sale of such property); (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with generally accepted accounting principles, recorded as capitalized leases; (f) all obligations, contingent or otherwise of such Person under acceptance, letter-of-credit or similar facilities; (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary and involuntary liquidation preference plus accrued and unpaid dividends; (h) all executory obligations of such Person in respect of interest-rate swap agreements and other similar agreements designed to hedge against fluctuations in interest rates; (i) all Debt referred to in any of clauses (a) through (h) above that is guaranteed directly or indirectly by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (iii) to advance or supply funds to maintain working capital or equity capital of another Person or otherwise to maintain the net worth or solvency of such Person (including any agreement in the nature of a support arrangement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss; (j) all Debt referred to in any of clauses (a) through
(h) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts receivable and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt; and (k) any accumulated funding deficiency (as defined in Section 412(a) of the Internal Revenue Code of 1986) for a Plan of such Person.

   "Default" means any Event of Default or any event or condition that, with the giving of notice or the lapse of time, or both, would become an Event of Default.

   "Default Rate" has the meaning set forth in Section 2.6(b).

   "El Dorado Refinery" means the crude oil refinery in El Dorado, Kansas being acquired by FEDRC from Equilon.

   "Eligible Accounts" means those Accounts of the Borrower that (a) are within 60 days of the date of the related invoice, (b) are less than 30 days past-due,
(c) are (together with the relevant "Related Contracts," as defined in the Security Agreement) covered by a perfected first-priority security interest in favor of the Agent and (d) comply with all of the representations, warranties and covenants of the Borrower in the Credit Documents; provided, however, that Eligible Accounts shall not include the following:

      (i) Accounts with respect to which the account debtor is an officer, employee or agent of the Borrower;

      (ii) Accounts with respect to which goods have been placed on consignment, guaranteed sale or other terms by reason of which the payment by the account debtor may be conditional;

      (iii) Accounts with respect to which the account debtor is not a Person resident in the United States;

      (iv) Accounts with respect to which the account debtor is the United States of America or any department, agency or instrumentality of the United States of America; provided, however, that an Account shall not be deemed ineligible by reason of this clause (iv) if the Borrower has taken the necessary steps, to the satisfaction of the Agent evidenced in writing, to perfect a first-priority security interest in such Account in favor of the Agent in compliance with the Assignment of Claims Act of 1940 (31 U.S.C. Sec. 3727);

      (v) Accounts with respect to which the account debtor is a state of the United States of America or a county, city, town, municipality or other division of any such state; provided, however, that an Account shall not be deemed ineligible by reason of this clause (v) if the Borrower has taken the necessary steps, to the satisfaction of the Agent evidenced in writing, to perfect a first-priority security interest in such Account in favor of the Agent in compliance with all applicable Governmental Rules;

      (vi) Accounts with respect to which the account debtor is an Affiliate of the Borrower;

      (vii) Accounts to whose account debtor the Borrower is or is to become liable, but only if such liability does not relate to any such Account and only to the extent of such liability;

      (viii) that portion of the aggregate Accounts owed to the Borrower by any single account debtor that exceeds 10% (or, in the case of Equiva or Citgo Petroleum Corporation, 15%, provided that said percentage may be reduced by the Agent at any time by written notice of the same to the Borrower) of the amount of all of the Accounts of the Borrower, except as approved by the Agent in writing from time to time;

      (ix) Accounts not denominated in United States dollars;

      (x) Accounts with respect to which an invoice has not been sent within 2 Business Days after the effective date of any Borrowing Base Certificate in which such Accounts would otherwise be included for purposes of calculation of the Borrowing Base;

      (xi) Accounts due from a particular account debtor if any Account due from such account debtor does not comply with the Borrower's representations and warranties in Section 8 of the Security Agreement and if the Agent notifies the Borrower that such Accounts are ineligible;

      (xii) Accounts with respect to which the account debtor disputes liability or makes any claim, in whole or in part, but only (A) to the extent that the aggregate amount in dispute and/or as to which claim is made for all such Accounts exceeds $250,000, (B) to the extent that the aggregate amount of all such Accounts exceeds $500,000 or (C) if the amount in dispute or claimed cannot be quantified reasonably accurately;

      (xiii) Accounts due from a particular account debtor if any event of the types described in Section 7.1(e) occurs with respect to such account debtor;

      (xiv) Accounts due from a particular account debtor if such account debtor suspends normal business operations; and

      (xv) Accounts that are not satisfactory to the Agent, in its sole discretion, using reasonable business judgment.

Notwithstanding clauses (vi) and (vii) above, if (A) the obligations of an account debtor under an Account are supported by a letter of credit in form and substance satisfactory (including with respect to all documentary and other requirements of such letter of credit) to the Majority Lenders in their sole discretion, issued by a bank satisfactory to the Majority Lenders in their sole discretion, (B) the proceeds of such letter of credit have been assigned to the Agent as collateral for the Obligations pursuant to documentation in form and substance satisfactory to the Majority Lenders in their sole discretion and (C) such letter of credit has been delivered to the Agent, then such Account shall not be excluded from Eligible Accounts pursuant to such clause (vi) or (vii).

   "Eligible Exchange Balances" means the aggregate amount of all of the Borrower's positive Exchange Balances with other Persons, after deducting therefrom (a) the amount equal to the sum of the values of all obligations of the Borrower to deliver petroleum products, to pay money or to give other value that the Borrower owes or incurs whenever it trades, lends, borrows or exchanges petroleum products in the ordinary course of business with Persons other than its Affiliates, the value thereof being the lesser of (i) the cost to the Borrower, as set forth in the books and records of the Borrower (valued on a first-in, first-out basis in accordance with generally accepted accounting principles), of like petroleum products for the previous month and (ii) the fair-market value of like petroleum products as determined in accordance with the methods prescribed in Schedule 3, (b) the amount of all discounts, allowances, rebates, credits and adjustments to such Exchange Balances, (c) the amount billed for or representing retainage, if any, with respect to such Exchange Balances, until all prerequisites to the immediate payment of retainage have been satisfied, and (d) all Exchange Balances owing by any Affiliate of the Borrower; provided, however, that Eligible Exchange Balances shall not include any Exchange Balance with respect to which: (i) the Agent does not have a perfected first-priority security interest; (ii) any representation, warranty or covenant contained in this Agreement or any other Credit Document has been breached; (iii) the customer or trading partner has disputed liability, or made any claim to the Borrower with respect to such Exchange Balance or with respect to any other Exchange Balance due from such customer or trading partner, other than for a minimal adjustment in the ordinary course of business and in accordance with regular commercial practice; or (iv) any event of a type described in Section 7.1(e) has occurred with respect to the customer or trading partner, or the customer or trading partner has suspended normal business operations.

   "Eligible Inventory" means all of the Borrower's Inventory that (a) is covered by a perfected first-priority security interest in favor of the Agent (subject only to storage, transportation and other nonconsensual Liens created by operation of law or tariff in favor of carriers, transporters and warehousemen, securing only amounts due to such carriers, transporters and warehousemen in respect of carriage, transportation and storage services with respect to such Inventory, in each case securing obligations not then in default), (b) complies with all of the Borrower's representations, warranties and covenants in the Credit Documents, (c) is not obsolete, unsalable, damaged or otherwise unfit for sale or further processing in the ordinary course of business, (d) is currently salable in compliance with all applicable Governmental Rules and without the need for any Governmental Action, (e) is held at locations set forth on Schedule 1 to the Security Agreement, (f) is listed on
Schedule 3 attached to the most recent Borrowing Base Certificate delivered to the Lenders and (g) is otherwise satisfactory to the Agent, in its sole discretion, using reasonable business judgment, all such Inventory to be valued, at any time of determination, at the lower of (i) fair-market value as determined in accordance with the methods prescribed in Schedule 3 and (ii) cost, as set forth in the books and records of the Borrower (valued on a first-in, first-out basis, in accordance with generally accepted accounting principles).

   "Eligible Prepaid Crude Purchases" means the aggregate amount of all of the Borrower's Prepaid Crude Purchases, after deducting therefrom any amounts payable by the Borrower to Equiva in respect of such Prepaid Crude Purchases or otherwise; provided, however, that Eligible Prepaid Crude Purchases shall not include any Prepaid Crude Purchase with respect to which: (a) the Agent does not have a perfected first-priority security interest; (b) any representation, warranty or covenant contained in this Agreement or any other Credit Document has been breached; (c) Equiva has disputed liability or made any claim to the Borrower, other than for a minimal adjustment in the ordinary course of business and in accordance with regular commercial practice; (d) during the period of the existence of such Prepaid Crude Purchase, any event of a type described in
Section 7.1(e) has occurred with respect to Equiva, or Equiva has suspended normal business operations or (d) Equilon and Motiva Enterprises LLC, a Delaware limited liability company ("Motiva"), are not jointly and severally liable in a manner acceptable to the Agent (provided that the condition that Equilon and Motiva be jointly and severally liable for such Prepaid Crude Purchase shall be deemed to be met in any event only if and so long as both Equilon and Motiva maintain commercial paper ratings of at least A-1 from Moody's Investors Service, Inc. and at least P-1 from Standard & Poor's Ratings Group).

   "ENSR" means ENSR Consulting and Engineering.

   "Environmental Law" means any Governmental Rule relating to pollution or protection of the environment or any natural resource, to any Hazardous Material or to health or safety, including any Governmental Rule relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of any Hazardous Material.

   "Environmental Permit" means any Governmental Action required under any Environmental Law.

   "Environmental Proceeding" means any action, suit, written demand, demand letter, claim, notice of noncompliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or any Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including (a) by any Governmental Person for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any Person for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

   "Equilon" means Equilon Enterprises LLC, a Delaware limited liability company.

   "Equiva" means Equiva Trading Company, a Delaware general partnership.

   "Eurocurrency Liabilities" has the meaning set forth in Regulation D of the Board of Governors of the Federal Reserve System.

   "Event of Default" has the meaning set forth in Section 7.1.

   "Exchange Balance" means, with respect to any Person (other than any Affiliate of the Borrower), the amount equal to the sum of the values of all rights to receive petroleum products, to receive payment of money or to receive other value that the Borrower generates, acquires, possesses or owns whenever the Borrower trades, lends, borrows or exchanges petroleum products in the ordinary course of business with such Person, the value of such petroleum products being the lesser of (a) the cost to the Borrower, as set forth in the books and records of the Borrower (valued on a first-in, first-out basis in accordance with generally accepted accounting principles), of like petroleum products for the previous month and (b) the fair-market value of like petroleum products as determined in accordance with the methods prescribed in Schedule 3.

   "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by it.

   "FEDRC" means Frontier El Dorado Refining Company, a Delaware corporation that is wholly owned by FRMI.

   "FEDRC Processing Agreement" means the Processing Agreement dated as of November 16, 1999 between the Borrower and FEDRC.

   "Fee Letters" means (a) the letter agreement dated November 16, 1999 between the Borrower and UBOC concerning fees payable by the Borrower to UBOC for its own account with respect to this Agreement and (b) the letter agreement dated November 16, 1999 between the Borrower and Paribas concerning fees payable by the Borrower to Paribas for its own account with respect to this Agreement.

   "FHI" means Frontier Holdings Inc., a Delaware corporation that is wholly owned by FOC.

   "FOC" means Frontier Oil Corporation, a Wyoming corporation.

   "FOC Demand Note" means (a) the Eighth Amended and Restated Demand Promissory Note dated November 16, 1999, in the face amount of $20,000,000, issued by FOC in favor of the Borrower and (b) all restatements, replacements and extensions of such Note.

   "FOC EBITDA" means, for FOC and its consolidated Subsidiaries with respect to any fiscal period, net income (or net loss) plus the sum of (a) net interest expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense and (e) noncash write-downs or write-offs of assets, less the sum of (a) net extraordinary gains included in net income and (b) net gains on the sale of assets other than asset sales in the ordinary course of business.

   "FOC Funded Debt" means, with respect to FOC and its Subsidiaries on a consolidated basis, (a) all Debt thereof for borrowed money, including the Debt of the Borrower hereunder and the Debt incurred by FOC pursuant to the FOC Note Offering, plus (b) the principal portion of all Capitalized Leases of FOC and its Subsidiaries plus (c) all Debt of any type described in clause (a) or (b) above that is guaranteed directly or indirectly by FOC or any Subsidiary or that is in effect guaranteed by FOC or any Subsidiary pursuant to an agreement of any type described in clause (i) of the definition of "Debt" in this Section 1.1.

   "FOC Note Offering" means the offering by FOC pursuant to the Prospectus of at least $190,000,000 in principal amount of its Senior Notes Due 2009.

   "FPI" means Frontier Pipeline Inc., a Delaware corporation that is wholly owned by FRMI.

   "FRI" means Frontier Refining Inc., a Delaware corporation that is wholly owned by FRMI.

   "FRI Processing Agreement" means the Processing Agreement dated as of June 30, 1998 between the Borrower and FRI.

   "FRMI" means Frontier Refining & Marketing Inc., a Delaware corporation that is wholly owned by FHI.

   "Governmental Action" means any authorization, approval, consent, waiver, exception, license, filing, registration, permit, notarization, special lease or other requirement of any Governmental Person.

   "Governmental Person" means, whether domestic or foreign, any national, federal, state or local government, any political subdivision thereof, or any governmental, quasi- governmental, judicial, public or statutory instrumentality, authority, body or entity, including any central bank and any comparable authority.

   "Governmental Rule" means any treaty, law, rule, regulation, ordinance, order, code, interpretation, judgment, writ, injunction, decree, determination, directive, award, guideline, request, policy or similar form of decision of any Governmental Person or arbitrator.

   "Guarantors" means FHI, FRMI, FRI, FEDRC and FPI.

   "Guaranty" means the Guaranty executed by the Guarantors in favor of the Lenders and the Agent substantially in the form of Exhibit D.

   "Hazardous Material" means any substance or material that is described as a toxic or hazardous substance, waste or material or as a pollutant, contaminant or infectious waste, or words of similar import, in any Environmental Law, including asbestos, petroleum (including crude oil or any fraction thereof, natural gas, natural-gas liquid, liquefied natural gas or synthetic gas usable for fuel, or any mixture of any of the foregoing), polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive matter, and any chemical that may cause cancer or reproductive toxicity.

   "Indenture" means the Indenture dated as of November 12, 1999 between FOC and Chase Bank of Texas, National Association, as Trustee.

   "Interest Period' means, with respect to each LIBOR Advance or Base Rate Advance making up part of the same Borrowing, the period commencing on the date of such Advance or the date of the Conversion of any Advance into such an Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each Interest Period for LIBOR Advances shall be any number of days between 7 days and 1 month, or 2, 3 or 6 whole months, as the Borrower may select upon notice (by means of a Notice of Borrowing or a Notice of Conversion/Continuation) received by the Agent not later than 11:00 a.m., Los Angeles time, on the third Business Day before the first day of such Interest Period, and the duration of each Interest Period for Base Rate Advances shall be any number of days between 1 day and 7 days, as the Borrower may select upon notice (by means of a Notice of Borrowing or a Notice of Conversion/Continuation) received by the Agent not later than 1:30 p.m., Los Angeles time, on the Business Day immediately preceding the first day of such Interest Period; provided, however, that

      (a) Interest Periods commencing on the same date for Advances making up part of the same Borrowing shall be of the same duration;

      (b) whenever the last day of an Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, unless, if such Interest Period relates to LIBOR Advances, such extension would cause the last day of such Interest Period to occur in the next succeeding calendar month, in which case the last day of such Interest Period shall occur on the next preceding Business Day;

      (c) not more than 5 different Interest Periods may be outstanding at any one time; and

      (d)   no Interest Period may end after the Commitment Termination Date.

   "Inventory" has the meaning set forth in Section 1(a) of the Security Agreement.

   "Inventory Audit" means an audit of the physical properties and volumes, using standard practices and standard tank-gauging wire-line devices or another method acceptable to the Agent, of all or a portion, as determined by the Agent from time to time, of the Borrower's Inventory, conducted by an independent consulting firm selected by the Agent.

   "Investible Cash" means, at any time of determination, the smallest aggregate amount of cash and Cash Equivalents held by FOC on any day during the most recently completed fiscal quarter with respect to which FOC has delivered financial statements to the Lenders pursuant to Section 7(j) of the Clawback Agreement.

   "Issuing Bank" means UBOC in its capacity as issuer of Letters of Credit hereunder. Each reference in this Agreement to a Lender or the Lenders shall be deemed to include the Issuing Bank.

   "Lead Arrangers" means UBOC and Paribas in their capacity as Lead Arrangers of the credit facilities provided under this Agreement.

   "Letter of Credit Amount" means the stated maximum amount available to be drawn under a particular Letter of Credit, as such amount may be reduced or reinstated from time to time in accordance with the terms of such Letter of Credit.

   "Letter of Credit Request" means a request by the Borrower for the issuance of a Letter of Credit, on the Issuing Bank's standard form of Application and Agreement for Irrevocable Standby Letter of Credit, the current form of which is attached hereto as Exhibit G, and containing terms and conditions satisfactory to the Agent in its sole discretion.

   "Letter of Credit Usage" means, at any time of determination, the sum of:

      (a) 100% of the Letter of Credit Amount of all outstanding Letters of Credit other than those issued to support the purchase of Ratable Crude;

      (b) with respect to the period from and including the date of issuance of any outstanding Letter of Credit issued to support the purchase of Ratable Crude by the Borrower to and including the last day of the month preceding the month in which such Ratable Crude is to be delivered, 0% of the Letter of Credit Amount of such Letter of Credit;

      (c) with respect to the first through the tenth day, inclusive, of the month of delivery of any Ratable Crude to the Borrower, 35% of the Letter of Credit Amount of any outstanding Letter of Credit issued to support the purchase of such Ratable Crude by the Borrower;

      (d) with respect to the eleventh through the twentieth day, inclusive, of the month of delivery of any Ratable Crude to the Borrower, 70% of the Letter of Credit Amount of any outstanding Letter of Credit issued to support the purchase of such Ratable Crude by the Borrower;

      (e) with respect to the period from the twenty-first day of the month of delivery of any Ratable Crude to the Borrower through the date of payment for such Ratable Crude, inclusive, 100% of the Letter of Credit Amount of any outstanding Letter of Credit issued to support the purchase of such Ratable Crude by the Borrower; and

      (f) with respect to the period from the date of payment for any Ratable Crude through the date of expiration or cancellation (as determined by the Agent) of any outstanding Letter of Credit issued to support the purchase of such Ratable Crude by the Borrower, inclusive, 20% of the Letter of Credit Amount of such Letter of Credit.

Upon not less than 3 days' prior written notice from the Agent to the Borrower, the percentages set forth above may be adjusted by the Agent from time to time at the Agent's discretion if at any time any Commercial Finance Audit reveals that Ratable Crude delivery patterns are materially different from those determined pursuant to the most recent Commercial Finance Audit performed from time to time.

   "Letters of Credit" has the meaning set forth in Section 2.1.

   "LIBOR Advance" means, at any time, any Advance that bears interest as provided in Section 2.6(a)(ii).

   "LIBOR" means, for any Interest Period for each LIBOR Advance that is part of the same Borrowing, the rate per annum obtained by dividing (a) the rate of interest per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) at which U.S.-dollar deposits would be offered to UBOC outside the United States 2 Business Days before the first day of such Interest Period, in an amount comparable to the amount of UBOC's LIBOR Advance for such Interest Period and for a term coinciding with such Interest Period, by (b) a percentage equal to 100% minus the LIBOR Reserve Percentage for such Interest Period.

   "LIBOR Reserve Percentage" means, for any Interest Period for each LIBOR Advance that is part of the same Borrowing, the reserve percentage applicable on any day not more than 2 Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for UBOC with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on LIBOR Advances is determined) having a term equal to such Interest Period.

   "Lien" means, with respect to any asset, (a) any lien, charge, option, claim, mortgage, security interest, pledge or other encumbrance or any other type of preferential arrangement of any kind in respect of such asset or (b) the interest of a vendor or lessor under any conditional-sale agreement, capital lease or other title-retention agreement relating to such asset.

   "Lockbox Account" has the meaning set forth in the Security Agreement.

   "Majority Lenders" means, at any time, Lenders (one of which shall be the Agent) owed at least 51% of the Obligations then outstanding or, if no Obligations are then outstanding, Lenders (one of which shall be the Agent) having at least 51% of the Commitments.

   "Material Contracts" means the FRI Processing Agreement, the FEDRC Processing Agreement, the Crude Supply Agreement, the Offtake Agreement, the Operating Agreement and the Cogen Lease.

   "Note" means a Revolving Note of the Borrower payable to the order of a Lender, substantially in the form of Exhibit A, evidencing the indebtedness of the Borrower to such Lender resulting from the Advances made by such Lender from time to time.

   "Notice of Borrowing" has the meaning set forth in Section 2.4(a).

   "Notice of Conversion/Continuation" has the meaning set forth in Section 2.8.

   "Obligations" means all payment obligations of the Borrower outstanding from time to time under this Agreement and the other Credit Documents, whether for principal, reimbursement of drawings under Letters of Credit (including contingent reimbursement obligations under outstanding Letters of Credit), interest, fees, expenses, indemnification or otherwise.

   "Offtake Agreement" means the Frontier Products Offtake Agreement, El Dorado Refinery, dated as of October 19, 1999 between the Borrower and Equiva.

   "Old Credit Agreement" means the Amended and Restated Revolving Credit and Letter of Credit Agreement dated as of June 30, 1997 among the Borrower, each of UBOC, Paribas and Bank of Scotland, and UBOC, as agent for such banks.

   "Operating Agreement" means the Operating Agreement (Conoco Pipe Line Company and Frontier Pipeline Inc. Joint Interest Pipeline System) dated September 13, 1989 between Conoco Pipe Line Company and FPI, as amended to the date hereof.

   "Paribas" means Paribas, a French banking corporation, in its individual capacity.

   "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a business trust or any other entity or organization, including any Governmental Person.

   "Prepaid Crude Purchases" means the amount equal to the sum of the values of all rights to receive crude oil that the Borrower acquires, possesses or owns whenever the Borrower purchases crude oil in the ordinary course of business from Equiva, the value thereof being the lesser of (a) the cost to the Borrower for such crude oil, as set forth in the books and records of the Borrower, and
(b) the fair-market value of such crude oil, as determined in accordance with the methods prescribed in Schedule 3.

   "Pricing Level" means Pricing Level 1, Pricing Level 2, Pricing Level 3 or Pricing Level 4.

   "Pricing Level 1" means the Pricing Level that applies to each Advance (whether then outstanding or thereafter made) on and after, to each Letter of Credit (whether then outstanding or thereafter issued) on and after, and to each Commitment on and after, the date of receipt by UBOC of a schedule of computations referred to in Section 7(j)(i) or (ii) of the Clawback Agreement if the ratio of (a) the difference between FOC Funded Debt and Investible Cash as of the end of the fiscal quarter ended immediately before that date to (b) FOC EBITDA for the Calculation Period ended on the last day of that fiscal quarter was less than 2.0:1.0, as demonstrated by that schedule.

   "Pricing Level 2" means the Pricing Level that applies to each Advance (whether then outstanding or thereafter made) on and after, to each Letter of Credit (whether then outstanding or thereafter issued) on and after, and to each Commitment on and after, the date of receipt by UBOC of a schedule of computations referred to in Section 7(j)(i) or (ii) of the Clawback Agreement if the ratio of (a) the difference between FOC Funded Debt and Investible Cash as of the end of the fiscal quarter ended immediately before that date to (b) FOC EBITDA for the Calculation Period ended on the last day of that fiscal quarter was equal to or greater than 2.0:1.0 but less than 2.5:1.0, as demonstrated by that schedule.

   "Pricing Level 3" means the Pricing Level that applies to each Advance (whether then outstanding or thereafter made) on and after, to each Letter of Credit (whether then outstanding or thereafter issued) on and after, and to each Commitment on and after, the date of receipt by UBOC of a schedule of computations referred to in Section 7(j)(i) or (ii) of the Clawback Agreement if the ratio of (a) the difference between FOC Funded Debt and Investible Cash as of the end of the fiscal quarter ended immediately before that date to (b) FOC EBITDA for the Calculation Period ended on the last day of that fiscal quarter was equal to or greater than 2.5:1.0 but less than 3.0:1.0, as demonstrated by that schedule.

   "Pricing Level 4" means the Pricing Level that applies to each Advance (whether then outstanding or thereafter made) on and after, to each Letter of Credit (whether then outstanding or thereafter issued) on and after, and to each Commitment on and after, the date of receipt by UBOC of a schedule of computations referred to in Section 7(j)(i) or (ii) of the Clawback Agreement if the ratio of (a) the difference between FOC Funded Debt and Investible Cash as of the end of the fiscal quarter ended immediately before that date to (b) FOC EBITDA for the Calculation Period ended on the last day of that fiscal quarter was equal to or greater than 3.0:1.0, as demonstrated by that schedule.

   "Prospectus" means the Prospectus dated November 9, 1999 relating to the FOC Note Offering, as amended to include pricing information with respect to the notes being offered.

   "Ratable Crude" means crude oil (a) delivered to the Borrower at either Refinery by common-carrier pipeline or by truck or (b) delivered to the Borrower through common-carrier pipeline, and sold by the Borrower, at Cushing, Oklahoma, in each case referred to in clauses (a) and (b) above on a predetermined, prorated basis over the course of a delivery month; provided, however, that each delivery of crude oil as described in clause (b) above shall be treated as Ratable Crude only if in each instance the Agent has received evidence reasonably satisfactory thereto that such crude oil will be delivered on a ratable basis substantially similar to that for Ratable Crude delivered to the Borrower at one of the Refineries.

   "Reference" means a judicial reference conducted pursuant to any Credit Document in accordance with the law of the State of California, as in effect at the time the referee is selected pursuant to the judicial reference provision contained in such Credit Document.

   "Reference Rate" means the variable rate of interest per annum established by UBOC from time to time as its "reference rate." Such "reference rate" is set by UBOC as a general reference rate of interest, taking into account such factors as UBOC may deem appropriate, it being understood that many of UBOC's commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that UBOC may make various commercial or other loans at rates of interest having no relationship to such rate. For purposes of this Agreement, each change in the Reference Rate shall be effective as of the opening of business on the date announced as the effective date of any change in such "reference rate."

   "Reference Rate Advance" means, at any time, any Advance that bears interest as provided in Section 2.6(a)(i).

   "Refineries" means the Cheyenne Refinery and the El Dorado Refinery.

   "Register" has the meaning set forth in Section 9.8(c).

   "Resid Processing Agreement" means the Resid Processing Agreement dated June 1, 1991 among Conoco Inc., the Borrower and FRI.

   "Security Agreement" means the Security Agreement executed by the Borrower in favor of the Agent substantially in the form of Exhibit B.

   "Stock Pledge Agreement" means the Stock Pledge Agreement executed by FRMI in favor of the Agent substantially in the form of Exhibit E.

   "Subsidiary" means, as to any Person, any corporation, limited liability company, partnership, joint venture or other entity of which (a) a majority of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or Persons performing similar functions (irrespective of whether at the time other such capital stock or interests have or might have voting power upon the occurrence of a contingency) or (b) a majority of the interests in the capital or profits of which is at the time directly or indirectly owned by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries. Unless otherwise specified herein, "Subsidiary" means a Subsidiary of FOC.

   "Super-Majority Lenders" means, at any time, Lenders (one of which shall be the Agent) owed at least 75% of the Obligations then outstanding or, if no Obligations are then outstanding, Lenders (one of which shall be the Agent) having at least 75% of the Commitments.

   "Teletransmission Agreement" means the Teletransmission Agreement between the Borrower and UBOC, as Issuing Bank, substantially in the form of Exhibit C.

   "Term Federal Funds Rate" means, for any Interest Period for each Base Rate Advance that is part of the same Borrowing, the rate per annum at which UBOC is offered federal funds in the term federal funds market as of 10:00 a.m., Los Angeles time, on the first day of such Interest Period, in an amount comparable to the amount of UBOC's Base Rate Advance for such Interest Period and for a term coinciding with such Interest Period.

   "Type" refers to the distinction among Reference Rate Advances, LIBOR Advances and Base Rate Advances."

   "UBOC" means Union Bank of California, N.A. in its individual capacity.

   "Year 2000 Problem" means the inability of computers, as well as embedded microchips in noncomputing devices, to properly perform date-sensitive functions with respect to certain dates before and after December 31, 1999.

   Section 1.2 Accounting Terms. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with generally accepted accounting principles as in effect from time to time, on a basis consistent with the audited consolidated financial statements of FOC and FRMI referred to in Section 6(e) of the Clawback Agreement and Section 6(f) of the Guaranty, respectively.

   Section 1.3 Interpretation. In this Agreement the singular includes the plural and the plural the singular; words importing any gender include the other genders; references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; references to "writing" include printing, typing, lithography and other means of reproducing words in a tangible, visible form; the words "including," "includes" and "include" are deemed to be followed by the words "without limitation"; references to articles, sections (or subdivisions of sections), recitals, exhibits, annexes or schedules are to those of this Agreement unless otherwise provided; references to agreements and other contractual instruments are deemed to include all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement; and references to Persons include their respective permitted successors and assigns.


                           ARTICLE 2.
                          COMMITMENTS

   Section 2.1    Commitments.

   (a) Each Lender agrees severally, on the terms and conditions contained in this Agreement, to extend credit to the Borrower from time to time from the Closing Date to the Commitment Termination Date by making funded advances to the Borrower (the "Advances") pursuant to Section 2.4 and participating in letters of credit issued for the account of the Borrower (the "Letters of Credit") pursuant to Section 2.9, in an aggregate amount not to exceed at any time outstanding the amount set forth opposite such Lender's name on the signature pages hereof or, if such Lender has entered into one or more Assignments and Acceptances, set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.8(c); provided, however, that the sum of (i) the aggregate principal amount of all Advances outstanding, (ii) the aggregate Letter of Credit Amount of all Letters of Credit outstanding and (iii) the aggregate amount of unreimbursed drawings under all Letters of Credit shall not exceed $175,000,000 at any time; further provided, however, that the sum of (i) the aggregate principal amount of all Advances outstanding, (ii) the Letter of Credit Usage and (iii) the aggregate amount of unreimbursed drawings under all Letters of Credit shall not exceed the Borrowing Base at any time; and further provided, however, that the aggregate principal amount of all Advances outstanding at any time shall not exceed $100,000,000 (said agreement by each Lender, subject to the foregoing provisos, herein called such Lender's "Commitment"). Within the limits of each Lender's Commitment, the Borrower may borrow under Section 2.4, have Letters of Credit issued for the Borrower's account under Section 2.9, prepay Advances under Section 2.7(a), reborrow under
Section 2.4, and have additional Letters of Credit issued for the Borrower's account under Section 2.9 after the expiration of previously issued Letters of Credit.

   (b) Reduction of Commitments. The Borrower shall have the right, upon at least 7 Business Days' notice to the Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Lenders; provided, however, that each partial reduction shall be in the aggregate amount of $5,000,000 or an integral multiple thereof.

   Section 2.2    Fees.

   (a) The Borrower will pay to the Agent for the account of the Lenders, at the Applicable Commitment Fee Rate, a commitment fee on the actual daily amount by which $175,000,000 exceeds the sum of (i) the aggregate face amount of all Letters of Credit outstanding plus (ii) the aggregate amount of all Advances outstanding, for each Lender from the date on which such Lender becomes a party hereto until the Commitment Termination Date. The commitment fee payable hereunder shall be payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing on December 31, 1999, and on the Commitment Termination Date.

   (b) The Borrower will pay to the Agent and Paribas, for their respective accounts, such fees as provided in their respective Fee Letters.

   Section 2.3 Mandatory Prepayment of Advances and Pledge of Cash Collateral. If at any time (a) the sum of (i) the aggregate principal amount of all Advances outstanding, (ii) the aggregate Letter of Credit Amount of all Letters of Credit outstanding and (iii) the aggregate amount of unreimbursed drawings under all Letters of Credit exceeds (b) the aggregate Commitments, or if at any time (a) the sum of (i) the aggregate principal amount of all Advances outstanding, (ii) the Letter of Credit Usage and (iii) the aggregate amount of unreimbursed drawings under all Letters of Credit exceeds (b) the Borrowing Base, then, in either case, the Borrower will immediately, without notice or request by the Agent or the Lenders, prepay the Advances (together with accrued interest to the date of prepayment on the principal amount prepaid) and/or pledge additional cash collateral to the Agent to secure reimbursement of amounts available to be drawn under outstanding Letters of Credit, in an aggregate amount equal to such excess.

A.   ADVANCES

   Section 2.4    Making Advances.

   (a) Each Borrowing shall be made on notice, given (i) with respect to any Borrowing consisting of Reference Rate Advances or Base Rate Advances, not later than 1:30 p.m., Los Angeles time, on the Business Day before the date of the proposed Borrowing and (ii) with respect to any Borrowing consisting of LIBOR Advances, not later than 11:00 a.m., Los Angeles time, on the third Business Day before the date of the proposed Borrowing, each such notice to be given by the Borrower to the Agent, which shall give each Lender prompt notice thereof by telecopier. Each such notice of a Borrowing shall be in writing in the form of Exhibit J (a "Notice of Borrowing"), or by telephone confirmed promptly in writing, by an Authorized Officer, specifying (A) the requested date of such Borrowing (which shall be a Business Day), (B) the requested Type of Advances making up such Borrowing, (C) the requested aggregate amount of such Borrowing,
(D) in the case of a Borrowing consisting of LIBOR Advances or Base Rate Advances, the requested initial Interest Period for such Advances and (E) the fact that the statements set forth in Section 4.2(b) are true as of the date of such Borrowing. Each Lender shall, before 11:00 a.m., Los Angeles time, on the day of such Borrowing, make available to the Agent at its address referred to in
Section 9.2, in immediately available funds, such Lender's ratable portion of such Borrowing. After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article 4, the Agent will make such funds available to the Borrower by crediting the Borrower's concentration account number 0880412175 at the Agent's aforesaid address. Notwithstanding the provisions of the first sentence of this Section 2.4(a), if the Borrower gives the Agent notice, by telephone confirmed promptly by telecopier, of a Borrowing consisting of Reference Rate Advances by 8:30 a.m., Los Angeles time, or of a Borrowing consisting of Base Rate Advances by 7:00 a.m., Los Angeles time, in either case on the day of the proposed Borrowing, the Agent and the Lenders will use their best efforts (but shall not be obligated) to make such Advances available on the day on which such notice is given; provided, however, that the Agent and the Lenders shall no longer be required to use their best efforts as described in this sentence if the Agent, at its sole option exercisable at any time, gives the Borrower notice of the same.

   (b) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. The Borrower will indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill, on or before the date specified for such Borrowing in the related Notice of Borrowing, the applicable conditions set forth in Article 4, including any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

   (c) Unless the Agent receives notice from a Lender before the date of any Borrowing that such Lender will not make available to the Agent such Lender's ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with Section 2.4(a), and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender has not made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount, together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to the Advances making up such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender repays to the Agent such corresponding amount, such amount so repaid shall constitute such Lender's Advance as part of such Borrowing for purposes of this Agreement.

   (d) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

   Section 2.5 Repayment. On the Commitment Termination Date, the Borrower will repay to the Agent for the account of the Lenders the outstanding principal amount of the Advances.

   Section 2.6    Interest.

   (a) The Borrower will pay interest on the unpaid principal amount of each Advance, from the date of such Advance until such principal amount has been paid in full, (i) during such periods as such Advance is a Reference Rate Advance, at a rate per annum equal at all times to the sum of the Reference Rate in effect from time to time plus the Applicable Reference Rate Margin, payable monthly in arrears on the last Business Day of each calendar month during such periods and on the Commitment Termination Date, (ii) during such periods as such Advance is a LIBOR Advance, at a rate per annum equal at all times during each Interest Period for such Advance to the sum of LIBOR for such Interest Period for such Advance plus the Applicable LIBOR Margin, payable on the last day of such Interest Period, and (iii) during such periods as such Advance is a Base Rate Advance, at a rate per annum equal at all times during each Interest Period for such Advance to the sum of the Base Rate for such Interest Period for such Advance plus the Applicable Base Rate Margin, payable on the last day of such Interest Period.

   (b) Any amount of principal of any Advance that is not paid when due (whether at stated maturity, by required prepayment, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum (the "Default Rate") equal at all times to the sum of the otherwise applicable interest rate plus 3.00% per annum.

   (c) The Agent will give prompt notice to the Borrower and the Lenders of each applicable interest rate determined by the Agent for purposes of Section 2.6(a).

   (d) If the Borrower fails to select the duration of any Interest Period for any LIBOR Advances or Base Rate Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.1, the Agent will forthwith so notify the Borrower and the Lenders, and such Advances shall automatically, on the last day of the then existing Interest Period therefor, Convert into Reference Rate Advances.

   Section 2.7    Prepayments.

   (a) The Borrower may on any Business Day, in the case of Reference Rate Advances or Base Rate Advances upon prior written notice not later than 9:00 a.m., Los Angeles time, on the day of any prepayment of such Advances, and in the case of LIBOR Advances upon at least 3 Business Days' prior written notice, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower will, prepay the outstanding principal amounts of the Advances making up a Borrowing in whole or ratably in part, together, in the case of LIBOR Advances or Base Rate Advances, with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that any prepayment of LIBOR Advances or Base Rate Advances shall be made on, and only on, the last day of an Interest Period for such Advances; and further provided, however, that each partial prepayment shall be in the aggregate principal amount of $300,000 or an integral multiple of $100,000 in excess thereof.

   (b) If at any time the aggregate principal amount of all Advances outstanding exceeds $100,000,000, then the Borrower will immediately, without notice or request by the Lenders, prepay the outstanding principal amounts of the Advances making up one or more Borrowings in whole or ratably in part in the aggregate amount equal to such excess, together with accrued interest to the date of such prepayment on the principal amount prepaid.

   Section 2.8    Conversion of Advances.

   (a) The Borrower may on any Business Day, upon prior written notice in the form of Exhibit K (a "Notice of Conversion/Continuation") signed by an Authorized Officer and given to the Agent (a) with respect to any Conversion to Reference Rate Advances or Base Rate Advances, not later than 11:00 a.m., Los Angeles time, on the Business Day immediately preceding the date of the proposed Conversion and (b) with respect to any Conversion to LIBOR Advances, not later than 11:00 a.m., Los Angeles time, on the third Business Day before the date of the proposed Conversion, subject to the provisions of Sections 3.2 and 3.3, Convert all the Advances of one Type making up the same Borrowing into Advances of another Type; provided, however, that any Conversion of LIBOR Advances or Base Rate Advances into Advances of another Type shall be made on, and only on, the last day of an Interest Period for such LIBOR Advances or Base Rate Advances. Each Notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and (iii) if such Conversion is into LIBOR Advances or Base Rate Advances, the duration of the initial Interest Period for such Advances. Each Notice of Conversion shall be irrevocable and binding on the Borrower. The Agent shall give each Lender prompt notice by telecopier of each Notice of Conversion.

   (b) On any date on which the aggregate unpaid principal amount of LIBOR Advances composing any Borrowing is reduced, by payment or prepayment or otherwise, to less than $1,000,000, such Advances shall automatically Convert into Reference Rate Advances. Upon the occurrence and during the continuation of any Default, (A) each LIBOR Advance and Base Rate Advance shall automatically, on the last day of the then existing Interest Period therefor, Convert into a Reference Rate Advance, and (B) the obligation of the Lenders to make, or to Convert Advances into, LIBOR Advances or Base Rate Advances shall be suspended.

B.   LETTERS OF CREDIT

   Section 2.9    Issuance of Letters of Credit.

   (a) The Borrower shall be entitled to request the issuance of Letters of Credit by giving the Issuing Bank a Letter of Credit Request at least 1 Business Day before the requested date of issuance of such Letter of Credit (which shall be a Business Day). Any Letter of Credit Request received by the Issuing Bank later than 3:00 p.m., Los Angeles time, shall be deemed to have been received on the next Business Day. Each Letter of Credit Request shall be delivered by telecopier (subject to the terms and conditions of the Teletransmission Agreement), shall be signed by an Authorized Officer, shall be irrevocable and shall be effective upon receipt by the Issuing Bank. Provided that a valid Letter of Credit Request has been received by the Issuing Bank and upon fulfillment of the other applicable conditions set forth in Article 4, the Issuing Bank will issue the requested Letter of Credit. If a Letter of Credit Request is received by the Issuing Bank after 3:00 p.m., Los Angeles time, on the Business Day before the requested date of issuance of the related Letter of Credit, then the Issuing Bank will use its best efforts, but shall not be obligated, to issue such Letter of Credit on the requested date of issuance, upon fulfillment of the applicable conditions set forth in Article 4. No Letter of Credit shall have an expiration date later than 60 days after the Commitment Termination Date.

   (b) Immediately upon the issuance of each Letter of Credit, the Issuing Bank shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed to have purchased and received from the Issuing Bank, in each case irrevocably and without any further action by any party, an undivided interest and participation in such Letter of Credit, each drawing thereunder and the obligations of the Borrower under this Agreement in respect thereof in an amount equal to the product of (i) a fraction the numerator of which is the amount of the Commitment of such Lender and the denominator of which is the aggregate amount of all of the Commitments and (ii) the maximum amount available to be drawn under such Letter of Credit (assuming compliance with all conditions to drawing). The Issuing Bank will promptly advise each Lender of the issuance of each Letter of Credit, the Letter of Credit Amount of such Letter of Credit, any change in the face amount or expiration date of such Letter of Credit, the cancellation or other termination of such Letter of Credit and any drawing under such Letter of Credit.

   Section 2.10 Drawing and Reimbursement. The payment by the Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by UBOC of a Reference Rate Advance in the amount of such payment (without any requirement of compliance with the conditions set forth in Article 4 or with the limitations contained in Section 2.1(a), but subject to Sections 2.3 and 2.7(b)). In the event that any such Advance by UBOC resulting from a drawing under a Letter of Credit is not repaid by the Borrower by 11:00 a.m., Los Angeles time, on the day of such drawing, UBOC will promptly so notify the Agent, and the Agent will promptly so notify each other Lender. Each such Lender will, on the day of such notification, make a Reference Rate Advance, which shall be used to repay the applicable portion of UBOC's Reference Rate Advance with respect to such Letter of Credit drawing, in an amount equal to the amount of such Lender's participation in such drawing (without any requirement of compliance with the conditions set forth in Article 4 or with the limitations contained in Section 2.1(a), but subject to Sections 2.3 and 2.7(b)), and will deliver to the Agent for UBOC's account, on the day of such notification and in immediately available funds, the amount of such Reference Rate Advance. In the event that any Lender fails to make available to the Agent for the account of UBOC the amount of such Reference Rate Advance, UBOC shall be entitled to recover such amount on demand from such Lender, together with interest thereon at the Federal Funds Rate.

   Section 2.11 Obligations Absolute. The obligations of the Borrower under this Agreement, any Letter of Credit Request and any other agreement or instrument relating to any Letter of Credit shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of the aforementioned documents under all circumstances, including the following:

   (a) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Credit Document;

   (b) the existence of any claim, setoff, defense or other right that the Borrower may have at any time against any beneficiary or transferee of any Letter of Credit (or any Person for whom any such beneficiary or transferee may be acting), the Issuing Bank, any Lender (other than the defense of payment in accordance with the terms of this Agreement) or any other Person, whether in connection with this Agreement, any other Credit Document, the transactions contemplated hereby or thereby or any unrelated transaction;

   (c) any statement or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect, or any statement therein being untrue or inaccurate in any respect whatsoever;

   (d) payment by the Issuing Bank under any Letter of Credit against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit;

   (e) any exchange, release or nonperfection of any Collateral or other collateral, or any release, amendment or waiver of or consent to departure from the Guaranty or any other guaranty, for any of the Obligations of the Borrower in respect of the Letters of Credit; and

   (f) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

   Section 2.12   Letter of Credit Fees and Charges.

   (a) The Borrower will pay to the Agent for the account of the Lenders, from the Closing Date to the Commitment Termination Date, a letter of credit fee at the Applicable LOC Fee Rate on the aggregate of the actual daily Letter of Credit Amounts of all Letters of Credit outstanding from time to time. Such letter of credit fee shall be payable monthly in arrears on the first Business Day of each calendar month, commencing on December 1, 1999, to the extent accrued during the immediately preceding calendar month.

   (b) The Borrower will pay to the Issuing Bank for its own account such additional fees and charges (including cable charges) as are generally associated with letters of credit, in accordance with the Agent's standard internal charge guidelines in effect from time to time.

   Section 2.13   Limits of Liability of Agent and Lenders.

   (a) The Borrower agrees to the provisions in the Letter of Credit Request form; provided, however, that the terms of this Agreement shall take precedence if there is any inconsistency between the terms of this Agreement and the terms of said form.

   (b) The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Issuing Bank nor any other Lender nor any of their respective officers or directors shall be liable or responsible for (i) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereof, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (iii) payment by the Issuing Bank against presentation of documents that do not comply with the terms of any Letter of Credit, including failure of any documents to bear any reference or adequate reference to any Letter of Credit; or (iv) any other circumstance whatsoever in making or failing to make payment under any Letter of Credit; provided, however, that the Borrower shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (A) the Issuing Bank's willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms of such Letter of Credit or (B) the Issuing Bank's willful failure to make lawful payment under any Letter of Credit after the presentation to the Issuing Bank by the beneficiary or transferee of such Letter of Credit of a draft and certificates strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept any document that appears on its face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

C.   PAYMENT PROVISIONS

   Section 2.14   Payments.

   (a) The Borrower will make each payment hereunder and under the Notes not later than 11:00 a.m., Los Angeles time, on the day when due, in U.S. dollars and immediately available funds, to the Agent at its address set forth in
Section 9.2. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable pursuant to Section 2.2(b) or Article 3) to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement.

   (b) The Borrower hereby authorizes each Lender, if and to the extent that any payment owed to such Lender is not made when due hereunder or under any other Credit Document, to charge from time to time against any or all of the Borrower's accounts with such Lender any amount so due.

   (c) Unless the Agent receives notice from the Borrower before the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date, and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due to such Lender. If and to the extent that the Borrower has not so made such payment in full to the Agent, each Lender will repay to the Agent forthwith upon demand such amount distributed to such Lender, together with interest thereon, for each day from the date such amount was distributed to such Lender until the date on which such Lender repays such amount to the Agent, at the Federal Funds Rate.

   Section 2.15 Computation of Interest and Fees. All computations of interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

   Section 2.16 Payments on Non-Business Days. Whenever any payment hereunder or under any other Credit Document is stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of LIBOR Advances to be made in the next succeeding calendar month, such payment shall be made on the next preceding Business Day.

   Section 2.17 Sharing of Payments, Etc. If any Lender obtains any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Advances made by it or the Letters of Credit participated in by it (other than pursuant to Section 2.2(b) or Article 3) in excess of its ratable share of payments on account of the Advances and Letters of Credit obtained by all of the Lenders, then such Lender will forthwith purchase from the other Lenders such participations in the Advances made by them and the Letters of Credit participated in by them as necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded, and each such other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery, together with an amount equal to such Lender's ratable share (according to the proportion of (a) the amount of such Lender's required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this section may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

   Section 2.18   Evidence of Debt.

   (a) The indebtedness of the Borrower resulting from all Advances made by each Lender from time to time shall be evidenced by the Notes.

   (b) The books and accounts of the Agent shall be conclusive evidence, absent manifest error, of all Letter of Credit Amounts and of the amounts of all Advances, drawings under Letters of Credit, reimbursements under Letters of Credit, fees, interest and other charges advanced, due, outstanding or paid pursuant to this Agreement or any other Credit Document.

   Section 2.19 Payments under Old Credit Agreement. On the Closing Date, any "Loans" or "Letters of Credit" outstanding under the Old Credit Agreement shall be deemed to be Advances and Letters of Credit, respectively, outstanding under this Agreement; provided, however, that (a) the interests of the Lenders in such Advances and Letters of Credit shall be pro rata in accordance with their Commitments hereunder and (b) the Lenders shall make all appropriate adjustments directly between themselves with respect to any "Loans" outstanding under, and any payments under, the Old Credit Agreement for periods before the Closing Date.


                           ARTICLE 3.
                        YIELD PROTECTION

   Section 3.1 Increased LIBOR Advance Costs. If, due to either (a) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements, in the case of LIBOR Advances, included in the LIBOR Reserve Percentage) in or in the interpretation of any Governmental Rule or (b) compliance with any Governmental Rule (whether or not having the force of law), there is an increase in the cost to any Lender of agreeing to make, making, funding or maintaining any LIBOR Advance, then the Borrower will from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

   Section 3.2 Illegality. Notwithstanding any other provision of this Agreement, if the introduction of, or any change in or in the interpretation of, any Governmental Rule makes it unlawful, or any Governmental Person asserts that it is unlawful, for any Lender to perform its obligations hereunder to make LIBOR Advances or to continue to fund or maintain LIBOR Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Agent, (a) the obligation of such Lender to make LIBOR Advances and to Convert Advances into LIBOR Advances shall be suspended until the Agent notifies the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist, and (b) the Borrower will forthwith prepay in full all LIBOR Advances of such Lender then outstanding, together with interest accrued thereon, unless the Borrower, within 5 Business Days of such notice and demand, Converts all LIBOR Advances of all Lenders then outstanding into Reference Rate Advances in accordance with Section 2.8.

   Section 3.3 Inadequacy of LIBOR. If, with respect to any LIBOR Advance, the Majority Lenders notify the Agent that the interest rate determined pursuant to Section 2.6(a)(ii) for any Interest Period for such Advance will not adequately reflect the cost to the Majority Lenders of making, funding or maintaining their respective LIBOR Advances for such Interest Period, then the Agent will forthwith so notify the Borrower and the Lenders, whereupon (a) all LIBOR Advances shall automatically, on the last day of the then existing respective Interest Periods therefor, Convert into Reference Rate Advances, and
(b) the obligations of the Lenders to make, or to Convert Advances into, LIBOR Advances shall be suspended until the Agent notifies the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

   Section 3.4 Increased Letter of Credit Costs. If, after the date hereof, any change in any Governmental Rule or in the interpretation thereof by any Governmental Person charged with the administration thereof either (a) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against letters of credit or guaranties issued by or participated in, or assets held by, or deposits in or for the account of, the Issuing Bank or any Lender or
(b) imposes on the Issuing Bank or any Lender any other condition regarding this Agreement, the Issuing Bank, such Lender or any Letter of Credit, and the result of any event referred to in the preceding clause (a) or (b) is to increase the cost to the Issuing Bank of issuing or maintaining any Letter of Credit or to any Lender of purchasing or maintaining any participation therein, then, upon demand by the Issuing Bank or such Lender through the Agent, the Borrower will pay to the Issuing Bank or such Lender through the Agent, from time to time as specified by the Issuing Bank or such Lender through the Agent, additional amounts sufficient to compensate the Issuing Bank or such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower by the Issuing Bank or such Lender, shall be conclusive and binding for all purposes, absent manifest error.

   Section 3.5 Capital Adequacy. If any Lender determines that compliance with any Governmental Rule (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender's commitment to lend hereunder and other commitments of this type or the commitment to issue or participate in, or the issuance of or participation in, the Letters of Credit (or similar contingent obligations), then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrower will pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's commitment to lend hereunder or commitment to issue or participate in, or the issuance of or participation in, Letters of Credit. A certificate as to such amounts submitted to the Borrower by such Lender shall be conclusive and binding for all purposes, absent manifest error.

   Section 3.6 Funding Losses. If any payment of principal of, or any Conversion of, any LIBOR Advance or Base Rate Advance is made other than on the last day of an Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 3.2 or 3.3 or acceleration of the maturity of the Obligations pursuant to Section 7.1 or for any other reason, the Borrower will, upon demand by any Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Advance.

   Section 3.7 Substitution of Lender. If (a) any Lender demands payment from the Borrower in any material amount pursuant to Section 3.1, 3.4 or 3.5 or
(b) any Lender gives notice of illegality pursuant to Section 3.2, and in either case the event or circumstances causing such Lender to make such demand or give such notice is not applicable to the Majority Lenders, then the Borrower shall have the right, with the assistance of the Agent, to seek a mutually satisfactory lender or lenders (which may be one or more of the Lenders) to substitute for such Lender by purchasing the Obligations and assuming the Commitment of such Lender; provided, however, that in any event the Borrower shall be obligated to compensate such Lender pursuant to Section 3.1, 3.4 or 3.5 or to prepay such Lender's LIBOR Advances pursuant to Section 3.2, as applicable.


                           ARTICLE 4.
                     CONDITIONS OF LENDING

   Section 4.1 Initial Advance or Letter of Credit. The obligation of each Lender to make an Advance on the occasion of the initial Borrowing hereunder, and the obligation of the Issuing Bank to issue, and of each Lender to participate in, the first Letter of Credit issued hereunder, is subject to the conditions precedent set forth below.

   (a) The FOC Note Offering (i) has been consummated in accordance with the terms of the Prospectus, the Indenture and the related underwriting agreement, without any waiver or amendment not consented to by the Lead Arrangers of any term, provision or condition set forth therein, (ii) has been consummated in compliance with all applicable Governmental Rules and (iii) has raised a gross amount of at least $190,000,000 (subject to original-issue discount if the notes issued are issued at less than their face amount).

   (b) FEDRC's acquisition of the El Dorado Refinery has been consummated in accordance with the terms of the Acquisition Agreement, without any waiver or amendment not consented to by the Lead Arrangers of any term, provision or condition set forth therein, and in compliance with all applicable Governmental Rules.

   (c) No material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower, any Affiliate thereof or the El Dorado Refinery has occurred since September 30, 1999 and is continuing.

   (d) No action, suit, investigation, litigation or proceeding affecting the Borrower, any Affiliate thereof or the El Dorado Refinery is pending or threatened before any Governmental Person or arbitrator (i) that could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower, any Affiliate thereof or the El Dorado Refinery or
(ii) that purports to affect the legality, validity or enforceability of the FOC Note Offering, the Acquisition Agreement, this Agreement, any other Credit Document or the consummation of any of the transactions contemplated hereby or thereby.

   (e) The Lenders are satisfied with the terms of the FEDRC Processing Agreement and the FRI Processing Agreement.

   (f) The Borrower has paid all accrued fees and expenses of the Lead Arrangers, the Agent and the Lenders (as provided in Sections 2.12 and 9.4 and in the Fee Letters and as otherwise agreed between the Borrower and either of the Lead Arrangers, the Agent or any Lender), including the accrued fees and disbursements of legal counsel to the Lead Arrangers, to the extent one or more statements for such fees and expenses have been presented for payment.

   (g) The Agent has received the following, each dated the Closing Date unless otherwise specified below, in form and substance satisfactory to the Lenders and in the number of originals required by the Agent:

     (i)  this Agreement, duly executed by the Borrower and the Lenders;

     (ii) the Notes in favor of the respective Lenders, the Teletransmission Agreement and the Fee Letters, duly executed by the Borrower;

     (iii) the Security Agreement, duly executed by the Borrower, together with the following:

         (A) certificates of the appropriate Governmental Persons in the States of California, Colorado, Iowa, Kansas, Minnesota, Missouri, Montana, Nebraska, North Dakota, Oklahoma, South Dakota, Texas, Utah and Wyoming, in Boone, Greene, Marion and Platte Counties, Missouri and in Laramie County, Wyoming, dated as of a recent date, listing all effective financing statements filed in those jurisdictions that name the Borrower or, in the case of the States of California, Kansas and Texas, Equilon or Equiva as debtor, together with copies of such financing statements;

         (B) proper UCC-1 financing statements for filing in each jurisdiction that the Agent may deem necessary or desirable in order to perfect and protect the Liens created by the Security Agreement, covering the Collateral described in the Security Agreement;

         (C) one or more certificates evidencing the insurance required to be maintained pursuant to Section 7(c) of the Guaranty;

         (D)  the "Lockbox Agreement" required to be maintained pursuant to
Section 5 of the Security Agreement;

         (E) the FOC Demand Note, duly endorsed in a manner acceptable to the Agent; and

         (F) evidence that all other action that the Agent may deem necessary or desirable in order to perfect and protect the Liens created by the Security Agreement has been taken;

     (iv) the Guaranty, duly executed by the Guarantors;

     (v) the Stock Pledge Agreement, duly executed by FRMI, together with the following:

         (A) certificates representing the "Pledged Stock" referred to in the Stock Pledge Agreement, accompanied by undated stock powers executed in blank; and

         (B) evidence that all other action that the Agent may deem necessary or desirable in order to perfect and protect the Liens created by the Stock Pledge Agreement has been taken;

     (vi) the Clawback Agreement, duly executed by FOC;

     (vii) copies of (A) the resolutions of the Board of Directors of each Credit Party approving the Credit Documents to which such Credit Party is or is to be a party and (B) all documents evidencing other necessary corporate action and Governmental Action, if any, with respect to such Credit Documents, in each case certified by the Secretary or an Assistant Secretary of such Credit Party to be correct and complete and in full force and effect as of the date of execution of each such document and as of the Closing Date;

     (viii) a certificate of the Secretary or an Assistant Secretary of each Credit Party as to the incumbency, and setting forth a specimen signature, of each of the persons (A) who has signed or will sign any Credit Document on behalf of such Credit Party and (B) who will, until replaced by other persons duly authorized for that purpose, act as the representatives of such Credit Party for the purpose of signing documents in connection with this Agreement and the transactions contemplated hereby;

     (ix) a certificate of each Credit Party, signed on behalf of such Credit Party by its President or a Vice President and its Secretary or any Assistant Secretary, certifying as to the following: (A) the absence of any amendments to the charter of such Credit Party since the date of the certification with respect thereto referred to in Section 4.1(g)(x); (B) the correctness and completeness of the copies of the bylaws of such Credit Party and, to the extent such Credit Party is a party thereto, of the Prospectus, the Indenture, the Acquisition Agreement, the FRI Processing Agreement, the FEDRC Processing Agreement, the Crude Supply Agreement, the Offtake Agreement and the Cogen Lease attached to such certificate and that such documents are in full force and effect; (C) the due incorporation and good standing of such Credit Party as a corporation organized under the laws of its state of incorporation and the absence of any proceeding for the dissolution or liquidation of such Credit Party; (D) the truthfulness in all material respects of the representations and warranties of such Credit Party contained in the Credit Documents, as though made on and as of the Closing Date; and (E) the absence of any event occurring and continuing, or resulting from the effectiveness of the Credit Documents, that constitutes a Default with respect to such Credit Party;

     (x) certificates of the appropriate Governmental Persons, dated reasonably near the Closing Date, attaching the charter (or the most recent amendment and restatement thereof) of each Credit Party and all amendments thereto and certifying that (A) such amendments are the only amendments to such charter on file in such Governmental Person's office, (B) such Credit Party has paid all franchise taxes to the date of such certificate and (C) such Credit Party is duly incorporated and in good standing under the laws of such state;

     (xi) good-standing certificates, dated reasonably near the Closing Date, with respect to the good standing of such of the Credit Parties to do business in such jurisdictions as the Agent may reasonably request;

     (xii) a recently prepared environmental report (or a recently prepared update of a previous environmental report) prepared by ENSR or another environmental consultant acceptable to the Agent with respect to the El Dorado Refinery and related facilities owned or operated by FEDRC, addressed to the Agent and covering such matters as reasonably required by the Agent;

     (xiii) one or more favorable opinions of legal counsel for the Credit Parties, as to such matters as any Lender through the Agent may reasonably request;

     (xiv) copies of all opinions of legal counsel for FOC delivered pursuant to the underwriting agreement for the FOC Note Offering; and

     (xv) a Borrowing Base Certificate containing information as of Thursday, November 11, 1999, with respect to Inventory of the Borrower that is to be, is being or has been processed through the Cheyenne Refinery, with respect to the Accounts of the Borrower and with respect to Inventory of the Borrower that is to be acquired from Equilon or Equiva pursuant to the Acquisition Agreement.

   Section 4.2 Advances. The obligation of each Lender to make an Advance on the occasion of each Borrowing is subject to the limitations of the Commitments, to the performance by the Borrower of all of its obligations under this Agreement and to the satisfaction of the following further conditions:

   (a) the Agent has received a Notice of Borrowing with respect to such Advance;

   (b) the following statements are true (and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing such statements are true):

     (i) the representations and warranties contained in each Credit Document are correct in all material respects on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds thereof, as though made on and as of such date;

     (ii) no event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds thereof, that constitutes a Default;

     (iii) there are no "Short-Term Loans" (as defined in Section 1 of the Guaranty) outstanding; and

     (iv) during the 5 Business Days immediately preceding such Borrowing, neither the Borrower nor any Affiliate thereof has made any "Long-Term Loan" (as defined in Section 1 of the Guaranty) or made any distribution or taken any of the other actions described in Section 6.7 of this Agreement or Section 8(h) of the Guaranty; and

   (c) the Agent has received such other approvals, opinions, evidence and documents as any Lender through the Agent may reasonably request.

   Section 4.3 Letters of Credit. The obligation of the Agent to issue, and of each Lender to participate in, any Letter of Credit is subject to the limitations of the Commitments, to the performance by the Borrower of all of its obligations under this Agreement and to the satisfaction of the following further conditions:

   (a) the Agent has received a Letter of Credit Request with respect to such Letter of Credit;

   (b) the following statements are true (and each delivery of a Letter of Credit Request shall constitute a representation and warranty by the Borrower that on the date of issuance of the applicable Letter of Credit such statements are true):

     (i) the representations and warranties contained in each Credit Document are correct in all material respects on and as of the date of issuance of such Letter of Credit, before and after giving effect to the issuance of such Letter of Credit, as though made on and as of such date; and

     (ii) no event has occurred and is continuing, or would result from the issuance of such Letter of Credit, that constitutes a Default; and

   (c) the Agent has received such other approvals, opinions, evidence and documents as any Lender through the Agent may reasonably request.

   Section 4.4 Determinations under Section 4.1. For purposes of determining compliance with the conditions specified in Section 4.1, each Lender shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required under Section 4.1 to be consented to, approved by, accepted or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by the Credit Documents and holding the position of Vice President or a more senior position receives notice from such Lender before the earlier of the initial Borrowing hereunder and the issuance of the initial Letter of Credit hereunder specifying such Lender's objection thereto, and such objection is not withdrawn by notice to the Agent to that effect.


                           ARTICLE 5.
                 REPRESENTATIONS AND WARRANTIES

   The Borrower represents and warrants to the Lenders and the Agent as set forth below.

   Section 5.1 Corporate Existence and Power. The Borrower (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) is duly qualified or licensed as a foreign corporation, and is in good standing, in Colorado and in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed (except for jurisdictions in which the failure to so qualify or be licensed could not reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower) and (c) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

   Section 5.2 Authorization. The execution, delivery and performance by the Borrower of this Agreement and each other Credit Document to which the Borrower is or is to be a party, and the consummation of the transactions contemplated hereby and thereby, are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action and do not (a) contravene the Borrower's charter documents or bylaws, (b) violate any Governmental Rule, (c) conflict with or result in the breach of, or constitute a default under, any Material Contract, loan agreement, indenture, mortgage, deed of trust or lease, or any other contract or instrument, binding on or affecting the Borrower or any of its properties, the conflict, breach or default of which could reasonably be expected to have a material adverse effect on the business condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or on the ability of the Borrower to perform its obligations under any of the Credit Documents, or (d) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of the Borrower, other than in favor of the Agent. The Borrower is not in violation of any such Governmental Rule or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower.

   Section 5.3 Governmental Action. No Governmental Action is required for the due execution, delivery or performance by the Borrower of this Agreement or any other Credit Document to which the Borrower is or is to be a party, or for the consummation of the transactions contemplated hereby or thereby, except for Governmental Action that has been duly obtained, taken, given or made and is in full force and effect.

   Section 5.4 Binding Effect. This Agreement has been, and each other Credit Document to which the Borrower is or is to be a party when delivered hereunder will be, duly executed and delivered by the Borrower. This Agreement is, and each other Credit Document to which the Borrower is or is to be a party when delivered hereunder will be, the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as the enforceability thereof may be limited to bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors' rights generally.

   Section 5.5 Other Information. No information, exhibit or report furnished by the Borrower to the Agent or any Lender in connection with the negotiation of the Credit Documents or pursuant to the terms of any of the Credit Documents contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein, in light of the circumstances in which made, not misleading.

   Section 5.6 Litigation. There is no action, suit, investigation, litigation or proceeding affecting the Borrower pending or, to the best knowledge of the Borrower, threatened before any Governmental Person, arbitrator or referee (a) that could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or (b) that purports to affect the legality, validity or enforceability of this Agreement or any other Credit Document or the consummation of the transactions contemplated hereby or thereby.

   Section 5.7    Subsidiaries.  The Borrower has no Subsidiaries.

   Section 5.8 Trademarks, Etc. The Borrower possesses all trademarks, trade names, copyrights and licenses necessary to conduct its business as now operated, without any known conflict with the valid trademarks, trade names, copyrights or licenses of others.

   Section 5.9 Fire, Etc. Neither the business nor the properties of the Borrower are affected by any fire, explosion, accident, strike, lockout or other labor dispute, or other casualty (whether or not covered by insurance) that could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower.

   Section 5.10 Burdensome Agreements. The Borrower is not a party to any indenture, loan agreement, credit agreement, lease or other agreement or instrument, or subject to any charter or corporate restriction, that could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or on the ability of the Borrower to carry out its obligations under this Agreement or any other Credit Document.

   Section 5.11 Taxes. The Borrower has filed, or there has been filed on its behalf, all tax returns (federal, state, local and foreign) required to be filed before the date of the making of this representation and warranty, and the Borrower has paid all taxes shown thereon to be due, including interest, additions to taxes and penalties, or has provided adequate reserves for the payment thereof.

   Section 5.12 Title to Properties. The Borrower has good and marketable title to all properties, real or personal, purported to be owned by it.

   Section 5.13 Ownership. FOC is the legal and beneficial owner of all of the outstanding capital stock of FHI, and none of such stock is subject to any Lien. FHI is the legal and beneficial owner of all of the outstanding capital stock of FRMI, and none of such stock is subject to any Lien. FRMI is the legal and beneficial owner of all of the outstanding capital stock of the Borrower, FRI, FEDRC and FPI, and none of such stock is subject to any Lien (other than, in the case of the stock of the Borrower, in favor of the Agent).

   Section 5.14 Margin Stock. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to another for the purpose of purchasing or carrying any margin stock.

   Section 5.15 Year 2000. The Borrower has developed and budgeted for a comprehensive program to address the Year 2000 Problem, and the Borrower has implemented that program substantially in accordance with its timetable and budget. The Borrower reasonably expects that it will substantially avoid the Year 2000 Problem as to all computers, and as to all embedded microchips in noncomputing devices, that are material to the Borrower's business, properties or operations. The Borrower has developed a feasible contingency plan to adequately ensure uninterrupted and unimpaired business operation in the event of failure of its own or a third party's systems or equipment (including systems or equipment of vendors, customers and suppliers), or a general failure of or interruption in its communications and delivery infrastructure, due to the Year 2000 Problem.


                           ARTICLE 6.
                           COVENANTS

   So long as (1) any Commitment is in effect, (2) any Letter of Credit is outstanding or (3) any Obligation remains unpaid, unless compliance has been waived in writing by the Majority Lenders, the Borrower will observe the covenants set forth below.

A.   AFFIRMATIVE COVENANTS

   Section 6.1 Information. The Borrower will deliver the following directly to each Lender:

   (a) by 2:00 p.m., Los Angeles time, on the sixth day after (but excluding any weekday that is a federal holiday observed in the State of Colorado) each biweekly date of calculation referred to below, an Accounts aging schedule in form satisfactory to the Agent and a Borrowing Base Certificate, both as of Wednesday of every other week, commencing with November 24, 1999), or, if an Inventory Audit is conducted during such week, as of the date of such Inventory Audit, together with, in the case of each Borrowing Base Certificate that is the first Borrowing Base Certificate with an effective date in a calendar month following a calendar month in which an Inventory Audit was not performed, a certification by the Borrower's Chief Financial Officer or President to the effect that the volume of Inventory contained in each tank located at either of the Refineries, as determined by the reading of tank sight gauges as of the last day of the preceding calendar month and after any necessary recalibration of such sight gauges, equals the volume of Inventory (plus or minus 2%) contained in such tank that was simultaneously determined by the Borrower's physical measurement of such Inventory, using standard industry practices and standard tank-gauging wire-line devices;

   (b) as soon as available and in any event within 45 days after the end of each calendar month, a certificate of the chief financial officer or chief accounting officer of the Borrower stating (i) whether the Borrower is in compliance with all of its covenants and agreements contained in the Credit Documents and (ii) whether there exists on the date of such certificate any Default and, if any Default exists, setting forth the details thereof and the action that the Borrower is taking or proposes to take with respect thereto;

   (c) forthwith upon the occurrence of any Default, a certificate of the chief financial officer or chief accounting officer of the Borrower setting forth the details thereof and the action that the Borrower is taking or proposes to take with respect thereto;

   (d) forthwith upon any return, recovery, dispute or claim concerning Accounts or sales of Inventory and exceeding $250,000 in any instance, a certificate of the chief financial officer or chief accounting officer of the Borrower setting forth the details thereof; and

   (e) promptly upon request, such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower as any Lender may from time to time reasonably request.

   Section 6.2 Audits. At any reasonable time and from time to time, upon reasonable prior notice to the Borrower, the Borrower will permit the Agent and Paribas and their respective consultants, agents and representatives to examine and make copies of and abstracts from the records and books of account of, and visit the properties and have access to the assets of, the Borrower and to discuss the affairs, finances and accounts of the Borrower with any of its officers, directors and employees and with its independent certified public accountants, including for the purpose of conducting Inventory Audits (which shall be conducted at least once during each semiannual fiscal period of the Borrower, as of the last day of such period) and Commercial Finance Audits (which shall be conducted at least semiannually).

   Section 6.3 Returns and Allowances. The Borrower will treat returns and allowances, if any, between the Borrower and its customers on the same basis and in accordance with the usual and customary practices of the Borrower as they existed before the date hereof, but such returns and allowances for any fiscal year shall in no event exceed 2% of total sales for the previous fiscal year.

   Section 6.4 Other Covenants. The Borrower will do, or refrain from doing, as applicable, all things as necessary to permit the other Credit Parties to comply with the covenants contained in Sections 7 and 8 of the Guaranty.

   Section 6.5 Performance of Material Contracts. The Borrower will (a) perform and observe all of the terms and provisions of each Material Contract to be performed or observed by it, maintain each Material Contract in full force and effect and enforce each Material Contract in accordance with its terms, except in each case to the extent that the failure to do so could not reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower, and (b) upon reasonable request by the Agent, make to each other party to each Material Contract such demands and requests for information, reports or action as the Borrower is entitled to make under such Material Contract.

B.   NEGATIVE COVENANTS

   Section 6.6 Cleanup Period. The Borrower will not permit any calendar year to pass without there being a period of at least 5 consecutive Business Days in such calendar year during which the Borrower either (a) has no Advances outstanding or (b) to the extent any Advances are outstanding during such period, maintains an amount equal to the aggregate principal amount of such Advances in the "Control Account" (as defined in the Security Agreement).

   Section 6.7 Dividends, Etc. The Borrower will not declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its capital stock or any warrants, rights or options to acquire such capital stock, now or hereafter outstanding, return any capital to its stockholder as such, or make any distribution of assets, capital stock, warrants, rights, options, obligations or securities to its stockholder as such (in this Section 6.7, all of the foregoing actions by the Borrower collectively called "making a distribution"), if and so long as (a) any Advance is outstanding, (b) any Default other than pursuant to Section 7.1(c), or any Default pursuant to
Section 7.1(c) that the Majority Lenders believe, in their reasonable judgment, to be material (and a Default pursuant to Section 7.1(c) shall be deemed to be material unless the Agent notifies the Borrower in writing that the Majority Lenders believe such Default not to be material), has occurred and is continuing or would result from making a distribution or (c) there has been an acceleration of the Obligations; provided, however, that, in any case described in clause (b) or (c) above, the Borrower shall not be prohibited from making a distribution if and to the extent that (i) the same is not made from, or from cash derived from the liquidation or conversion of, any Collateral or (ii) the same is made from, or from cash derived from the liquidation or conversion of, Collateral (A) that the Super-Majority Lenders, in their sole and absolute discretion, determine to be unnecessary to fully and adequately secure the Obligations and (B) as to which the Agent so notifies the Borrower in writing.

   Section 6.8 Use of Advances and Letters of Credit. The Borrower will not use the proceeds of any Advance other than for its working capital purposes.
The Borrower will not request the issuance of any Letter of Credit other than to support (a) its purchases of crude oil or petroleum products or (b) other obligations of the Borrower incurred in the ordinary course of business and as to which the Agent and the Majority Lenders have agreed, in their sole and absolute discretion, to support the same by issuance of and participation in a Letter of Credit.

   Section 6.9 Amendment, Etc. of Material Contracts. The Borrower will not cancel or terminate any Material Contract to which it is a party or consent to or accept any cancellation or termination thereof. The Borrower will not (a) amend or otherwise modify any Material Contract to which it is a party or give any consent, waiver or approval thereunder, (b) waive any default under, or breach of, any such Material Contract, (c) agree in any manner to any other amendment, modification or change of any term or condition of any such Material Contract or (d) take any other action in connection with any such Material Contract, except in each case described in clause (a), (b), (c) or (d) above to the extent that doing so could not reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower.


                           ARTICLE 7.
                       EVENTS OF DEFAULT

   Section 7.1 Events of Default. If any one or more of the following events (each an "Event of Default") occurs and is continuing:

   (a) the Borrower fails to pay any Obligation when due;

   (b) any representation or warranty made by any Credit Party or any Subsidiary (or any of their respective officers) in or in connection with any Credit Document proves to have been incorrect in any material respect when made;

   (c) any Credit Party fails to perform or observe any term, covenant or agreement in Article 6.B. hereof, in Section 8 of the Guaranty or in Section 7(k), (l), (m) or (o) of the Clawback Agreement on its part to be performed or observed; or any Credit Party fails to perform or observe any other term, covenant or agreement of any Credit Document on its part to be performed or observed, and the same is not remedied within 10 days after written notice thereof has been given to the Borrower by the Agent;

   (d) any Credit Party or any Subsidiary fails to pay any principal of any Debt thereof outstanding in a principal amount of at least $1,000,000 in the aggregate (excluding the Obligations), or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; any other event occurs or condition exists under any agreement or instrument relating to any such Debt and continues after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt is declared to be due and payable, or is required to be prepaid, redeemed, purchased or defeased (other than by a regularly scheduled required prepayment, redemption, purchase or defeasance), or an offer to prepay, redeem, purchase or defease such Debt is required to be made, in each case before the stated maturity thereof;

   (e) any Credit Party or any Subsidiary generally does not pay its debts as such debts become due, admits in writing its inability to pay its debts generally or makes a general assignment for the benefit of creditors; any proceeding is instituted by or against any Credit Party or any Subsidiary seeking to adjudicate it a bankrupt or insolvent, seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property; or any Credit Party or any Subsidiary takes any corporate action to authorize any of the actions set forth above in this Section 7.1(e);

   (f) any judgment or order for the payment of money in excess of $1,000,000 is rendered against any Credit Party or any Subsidiary, and either (i) enforcement proceedings are commenced by any creditor upon such judgment or order or (ii) there is any period of 10 consecutive days (or, if the entire amount is covered by insurance (subject to applicable deductibles), 30 consecutive days) during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect, unless such judgment or order has been vacated, satisfied, dismissed, or bonded pending appeal or, in the case of a judgment or order the entire amount of which is covered by insurance (subject to applicable deductibles), is the subject of a binding agreement with the plaintiff and the insurer covering payment therefor;

   (g) there occurs, in the reasonable judgment of the Majority Lenders, any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower, FHI, FRMI, FRI, FEDRC or FPI or any Subsidiary of any thereof;

   (h) any provision of any Credit Document for any reason ceases to be valid and binding on or enforceable against, in any material respect, any Credit Party that is a party thereto, or such Credit Party so states in writing; or

   (i) for any reason except to the extent permitted by the terms of the Security Agreement or the Stock Pledge Agreement, there ceases to be a valid and perfected first-priority security interest in favor of the Agent in any of the Collateral purported to be covered by either of such agreements;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances, and the obligation of the Agent to issue Letters of Credit, to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the Obligations, all interest thereon and all other amounts payable under this Agreement and the other Credit Documents to be forthwith due and payable, whereupon (A) the Obligations, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, and (B) to the extent any Letters of Credit are then outstanding, the Borrower will deposit with and pledge to the Agent cash collateral in the aggregate Letter of Credit Amount of such Letters of Credit; provided, however, that, in the event of an actual or deemed entry of an order for relief with respect to any Credit Party or any Subsidiary under the Federal Bankruptcy Code, (x) the obligation of each Lender to make Advances and of the Agent to issue Letters of Credit shall be terminated automatically, and (y) the Advances, all such interest and all such amounts (including such cash collateral) shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

                           ARTICLE 8.
                           THE AGENT

   Section 8.1 Authorization and Action. Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by the Credit Documents (including enforcement of and collection under the Credit Documents), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to the Credit Documents or applicable law. The Agent agrees to give each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

   Section 8.2 Agent's Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Credit Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent (a) may treat any Lender that has signed this Agreement or an Assignment and Acceptance as the holder of the applicable portion of the Obligations; (b) may consult with legal counsel (including legal counsel for any Credit Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such legal counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with the Credit Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Credit Document on the part of any Credit Party or to inspect the property (including the books and records) of any Credit Party; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Credit Document or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of any Credit Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier or otherwise) believed by it to be genuine and signed or sent by the proper party or parties.

   Section 8.3    UBOC and Affiliates.   With respect to its Commitment, the
Advances made by it, the Note issued to it and the Letters of Credit participated in by it, UBOC shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include UBOC in its individual capacity (including in its capacity as Issuing Bank). UBOC and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, any Credit Party, any Subsidiary and any Person that may do business with or own securities of any Credit Party or any Subsidiary, all as if UBOC were not the Agent and without any duty to account therefor to the Lenders.

   Section 8.4 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance on the Agent or any other Lender and based on the financial statements referred to in Sections 6(e) and (f) of the Guaranty and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance on the Agent or any other Lender and based on such documents and information as it deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

   Section 8.5 Indemnification. The Lenders agree to indemnify the Agent (to the extent not promptly reimbursed by the Borrower), ratably according to the respective principal amounts of the Obligations then held by each of them (or, if no Obligations are at the time outstanding or if any Obligations are then held by Persons that are not Lenders, ratably according to the respective amounts of their Commitments), from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of any of the Credit Documents or any action taken or omitted by the Agent under any of the Credit Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any costs and expenses payable by the Borrower under Section 9.4, to the extent that the Agent is not promptly reimbursed for such costs and expenses by the Borrower.

   Section 8.6 Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause with the written approval of the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Agent. If no successor Agent has been so appointed by the Majority Lenders, and has accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation or the Majority Lenders' removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any state thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Credit Documents. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was agent under this Agreement.

   Section 8.7    Agent as Collateral Holder.

   (a) Except for action expressly required of the Agent hereunder or under any other Credit Document as holder of any Collateral, the Agent shall in all cases be fully justified in refusing to act hereunder and thereunder unless it is further indemnified to its satisfaction by the Lenders, proportionately in accordance with the Obligations then due and payable to each of them, against all liability and expense that may be incurred by the Agent by reason of taking or continuing to take any such action.

   (b) Except as expressly provided herein or in any other Credit Document, the Agent shall have no duty to take any affirmative steps with respect to the collection of amounts payable in respect of the Collateral. The Agent shall incur no liability as a result of any private sale of the Collateral.

   (c) The Lenders hereby consent, and agree upon written request by the Agent to execute and deliver such instruments and other documents as the Agent may deem desirable to confirm such consent, to the release of the Liens on the Collateral, including any release in connection with any sale, transfer or other disposition of the Collateral or any part thereof, in accordance with the Credit Documents.

   (d) The Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that the Agent accords its own property, it being understood that neither the Agent nor any Lender shall have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Agent or any Lender is deemed to have knowledge of such matters, or (ii) taking any necessary steps to preserve rights against any parties with respect to any Collateral.

                           ARTICLE 9.
                         MISCELLANEOUS

   Section 9.1 Amendments, Etc. No amendment or waiver of any provision of this Agreement, or consent to any departure by the Borrower therefrom, shall be effective unless in writing and signed or consented to (in writing) by the Majority Lenders and, in the case of amendments, the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed or consented to (in writing) by all of the Lenders, do any of the following: (a) waive any of the conditions specified in Article 4; (b) increase the Commitments of the Lenders or subject the Lenders to any additional obligations; (c) release any Collateral, except in accordance with the terms of the Credit Documents; (d) reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder; (e) postpone any date fixed for (i) payment of principal of, or interest on, the Advances, (ii) reimbursement of drawings under Letters of Credit or (iii) payment of fees or other amounts payable hereunder; (f) change the percentage of the Commitments or of the Obligations outstanding, or the number of Lenders, required for the Lenders or any of them to take any action hereunder; or (g) amend this Section 9.1; further provided, however, that no amendment, waiver or consent shall, unless in writing and signed or consented to (in writing) by the Super-Majority Lenders, change the definition of "Borrowing Base" in Section 1.1; and further provided, however, that no amendment, waiver or consent shall, unless in writing and signed or consented to (in writing) by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any other Credit Document.

   Section 9.2 Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including by telecopier) and shall be mailed, telecopied or delivered, if to the Borrower, to it at 5340 South Quebec, Suite 200N, Englewood, Colorado 80111, telecopier number 303-714-0163, Attention: Mr. Jon D. Galvin, Vice President and Chief Financial Officer; if to any Lender, to it at the address or telecopier number set forth below its name on the signature pages hereof or in the Assignment and Acceptance by which it became a party hereto; if to the Agent, to it at 445 South Figueroa Street, Los Angeles, California 90071, telecopier number 213-236-4096, Attention: Energy Capital Services; or, as to each party, to it at such other address or telecopier number as designated by such party in a written notice to the other parties. All such notices and communications shall be deemed received, (a) if personally delivered, upon delivery, (b) if sent by first-class mail, on the third Business Day following deposit into the mails and (c) if sent by telecopier, on the Business Day following such sending, except that notices and communications to the Agent pursuant to Article 2 or 8 shall not be effective until received by the Agent.

   Section 9.3 No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, and no single or partial exercise of any such right shall preclude any other or further exercise thereof or the exercise of any other right. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

   Section 9.4 Costs and Expenses. The Borrower agrees to pay on demand (a) all costs and expenses of the Lead Arrangers in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the other Credit Documents and the other documents to be delivered hereunder, including (i) the reasonable fees and out-of-pocket expenses of legal counsel for the Lead Arrangers with respect thereto and with respect to advising the Lead Arrangers as to their respective rights and responsibilities, or the perfection, protection or reservation of rights or interests, under this Agreement, the other Credit Documents and such other documents to be delivered hereunder, and (ii) the fees and expenses of any consultants, auditors or accountants engaged by the Agent pursuant hereto (including for Commercial Finance Audits (provided that the Borrower shall not be required to pay for more than three Commercial Finance Audits conducted during any single calendar year), Inventory Audits (provided that the Borrower shall not be required to pay for more than three Inventory Audits conducted during any single calendar year) and the reports referred in Sections 7(l) and (m) of the Guaranty), and (b) all costs and expenses of the Agent and the Lenders (including reasonable attorneys' fees and expenses of the Agent and the Lenders) in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the other Credit Documents and the other documents to be delivered hereunder, whether in any action, suit or litigation, any bankruptcy, insolvency or similar proceeding or otherwise.

   Section 9.5    Indemnification.

   (a) The Borrower hereby agrees to indemnify and hold harmless the Agent and each Lender and each of their respective officers, directors, employees, agents, advisors and Affiliates (each an "Indemnified Person") from and against all claims, damages, losses, liabilities, costs and expenses (including reasonable attorneys' fees and expenses, whether or not such Indemnified Person is named as a party to any proceeding or is otherwise subjected to judicial or legal process arising from any such proceeding) that any of them may incur, or that may be claimed, asserted or awarded against any of them by any Person, in each case arising out of, related to or in connection with, or in connection with the preparation for a defense of any investigation, litigation or proceeding arising out of, related to or in connection with, any Credit Document, any Advance, any Letter of Credit, the FOC Note Offering, the acquisition of the El Dorado Refinery the consummation of any transaction contemplated hereby or thereby, the transfer of or payment or failure to pay under any Letter of Credit or the use by the Borrower or the beneficiary of any Letter of Credit of the proceeds of any Advance or of any drawing under any Letter of Credit, except to the extent that any such claim, damage, loss, liability, cost or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Person's gross negligence or willful misconduct.

   (b) The Borrower hereby agrees to indemnify each Indemnified Person from and against any and all claims, demands, actions, damages (including all foreseeable and unforeseeable consequential damages), losses, assessments, liabilities and expenses (including reasonable fees and expenses of counsel) that may be incurred by or awarded against any Indemnified Person, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with (i) the actual or alleged presence of any Hazardous Material in, on or under (A) any property owned or operated by the Borrower or any Subsidiary thereof, (B) any property to which any Hazardous Material has migrated from any property owned or operated by the Borrower or any Subsidiary thereof or (C) any property at which the Borrower or any Subsidiary thereof has disposed of any Hazardous Material (whether or not legal at the time of such disposal) or (ii) any Environmental Proceeding relating in any way to the Borrower or any Subsidiary thereof, in any case whether or not such investigation, litigation or proceeding is brought by the Borrower, any Subsidiary thereof, any of their respective directors, shareholders or creditors or an Indemnified Person, whether or not any Indemnified Person is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

   Section 9.6 Right of Setoff. Upon (a) the occurrence and during the continuation of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 7.1 to authorize the Agent to declare the Obligations due and payable pursuant to the provisions of Section 7.1, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any or all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any or all of the obligations of the Borrower now or hereafter existing under this Agreement and the other Credit Documents, irrespective of whether such Lender has made any demand under this Agreement or any such other Credit Document and although such obligations may be unmatured. Each Lender agrees to notify the Borrower promptly after any such setoff and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have.

   Section 9.7 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Agent and the Lenders and their respective successors and assigns, except that (a) the Borrower shall not have the right to assign any of its rights and obligations hereunder without the prior written consent of the Majority Lenders and (b) the Lenders shall have the right to assign their respective rights and obligations hereunder only in accordance with Section 9.8.

   Section 9.8    Assignments and Participations.

   (a) Each Lender may assign to one or more banks or other entities acceptable to the Agent, in the exercise of its reasonable discretion, all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, the Advances owing to it and its participations in outstanding Letters of Credit); provided, however, that (i) except in the case of an assignment to a Person that, immediately before such assignment, was a Lender, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than the lesser of
(A) the entire Commitment of such Lender at such time and (B) $10,000,000 and
(ii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recording fee of $3,500. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least 5 Business Days after the date of delivery thereof to the Agent or, if so specified in such Assignment and Acceptance, the date of acceptance thereof by the Agent, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender hereunder and (ii) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto, except that such Lender shall continue to be an "Indemnified Person" under Section 9.5).

   (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statement, warranty or representation made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Credit Party or any Subsidiary or the performance or observance by any Credit Party of any of its obligations under any Credit Document or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Sections 6(e) and (f) of the Guaranty and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it may deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Credit Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Documents are required to be performed by it as a Lender.

   (c) The Agent shall maintain at its address set forth in Section 9.2 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and the principal amount of Obligations owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

   (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, the Agent shall, if such Assignment and Acceptance has been completed and is in proper form and if such assignee is acceptable to the Agent, in the exercise of its reasonable discretion, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

   (e) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, the Advances owing to it and its participations in outstanding Letters of Credit); provided, however, that (i) such Lender's obligations under this Agreement (including its Commitment) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,
(iii) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and (iv) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Credit Document, or any consent to any departure by any Credit Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Advances, the amount to be reimbursed in respect of any drawing under a Letter of Credit or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Advances, the amount to be reimbursed in respect of any drawing under a Letter of Credit or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release all or substantially all of the Collateral, except as provided in the Credit Documents.

   (f) Any Lender may, in connection with any assignment or participation or proposed assigned or participation pursuant to this Section 9.8, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower that was furnished to such Lender by or on behalf of the Borrower.

   Section 9.9 Governing Law. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THE STATE OF CALIFORNIA.

   Section 9.10 Headings. The section and subsection headings used herein have been inserted for convenience of reference only and do not constitute matters to be considered in interpreting this Agreement.

   Section 9.11 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

   Section 9.12   Alternative Dispute Resolution

   (a) Claims Subject to Judicial Reference; Selection of Referee. All Claims involving the Borrower, including any and all questions of law or fact relating thereto, shall, at the written request of the Borrower or the Agent (together the "Parties"), be determined by Reference. The Parties shall select a single neutral referee, who shall be a retired state- or federal-court judge with at least 5 years of judicial experience in civil matters. In the event that the Parties cannot agree upon a referee, the referee shall be appointed by a court having jurisdiction over the same. The Borrower, on the one hand, and the Lenders, on the other hand, shall bear equally the fees and expenses of the referee unless the referee provides otherwise in the statement of decision.

   (b) Conduct of Reference. Except as otherwise provided in this Agreement, any Reference shall be conducted pursuant to the laws of the State of California. The referee shall determine all issues relating to the applicability, interpretation, legality and enforceability of this Agreement and the other Credit Documents.

   (c) Provisional Remedies, Self-Help and Foreclosure. No provision of this Agreement shall limit the right of any Party (i) to exercise self-help remedies, including setoff, (ii) to foreclose against or sell any collateral, by power of sale or otherwise, or (iii) to obtain or oppose provisional or ancillary remedies from a court of competent jurisdiction before, after or during the pendency of a Reference. The exercise of, or opposition to, any such remedy does not waive the right of any Party to Reference pursuant to this Agreement.

   (d) Limitation on Damages. In the event that punitive damages are permitted under the law of the State of California, the amount thereof shall not exceed a sum equal to three times the amount of actual damages as determined by the referee.

   (e) Severability. In the event that any provision of any Credit Document is found to be illegal or unenforceable, the remainder of such Credit Document shall remain in full force and effect.

   (f) Miscellaneous. In the event that multiple claims are asserted, some of which are found not subject to the provisions of this Section 9.12, the Parties agree to stay the proceedings of the claims not subject to this Section 9.12 until all other claims are resolved in accordance with this Section 9.12. In the event that claims are asserted against multiple parties, some of which are not subject to this Section 9.12, the Parties agree to sever the claims subject to this Section 9.12 and resolve them in accordance with this Section 9.12. In the event of any challenge to the legality or enforceability of this Section 9.12, the prevailing Party shall be entitled to recover the costs and expenses, including reasonable attorneys' fees, incurred by it in connection therewith.

   (g) WAIVER OF JURY TRIAL. IN CONNECTION WITH ANY REFERENCE OR ANY OTHER ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER BROUGHT IN STATE OR FEDERAL COURT, THE BORROWER, THE LENDERS AND THE AGENT HEREBY EXPRESSLY, INTENTIONALLY AND IRREVOCABLY WAIVE ANY RIGHT THEY MAY OTHERWISE HAVE TO TRIAL BY JURY OF ANY CLAIM.


                         FRONTIER OIL AND REFINING COMPANY


                         By: /s/ Jon D. Galvin
                             -------------------------------
                             Jon D. Galvin
                             Vice President and
                              Chief Financial Officer



Commitment

$100,000,000             UNION BANK OF CALIFORNIA, N.A.,
                         as Administrative Agent, Documentation Agent, Lead
                         Arranger and Lender


                         By: /s/ Karyssa M. Henderson
                             --------------------------------
                       Name: Karyssa M. Henderson
                      Title: Vice President

                      Union Bank of California, N.A.
                      445 South Figueroa Street
                      Los Angeles, California 90071
                      Telecopier:  213-236-4096
                      Attention:  Energy Capital Services

                                    - S-1 -

$75,000,000              PARIBAS,
                         as Syndication Agent, Lead Arranger and Lender


                         By: /s/ Barton D. Schouest
                             ---------------------------------
                       Name: Barton D. Schouest
                      Title: Managing Director


                         By: /s/ John H. Roberts
                             ---------------------------------
                       Name: John H. Roberts
                      Title: Vice President

                      Paribas
                      Houston Agency
                      1200 Smith Street, Suite 3100
                      Houston, Texas 77002
                      Telecopier:  713-659-3832
                      Attention:  Mr. Douglas Liftman or
                                  Mr. Barton D. Schouest

                                    - S-2 -